Filed Pursuant to Rule 424(b)(4)
Registration No. 333-266642

PROSPECTUS

8,000,000 Shares

Portillo’s Inc.

Class A Common Stock

We are offering 8,000,000 shares of our Class A common stock.

Our Class A common stock is listed on Nasdaq Global Select Market (the “Nasdaq”) under the symbol “PTLO.” On August 11, 2022, the last sale price of our Class A common stock as reported on Nasdaq was $24.97 per share. We intend to use all of the net proceeds from this offering to purchase LLC Units (as defined herein) from certain Continuing Pre-IPO LLC Members (as defined herein) and to repurchase shares of Class A common stock from the Reorganization Parties (as defined herein) (together such Continuing Pre-IPO LLC Members and such Reorganization Parties, the “selling stockholders”) in a “synthetic secondary” transaction, at a price per LLC Unit or share of Class A common stock, as applicable, equal to the public offering price per share of Class A common stock in this offering, less the underwriting discounts and commissions and any withholding taxes. As a result, Portillo’s OpCo will not receive any proceeds from this offering. See “Use of Proceeds” and “Certain Relationships and Related Party Transactions.”

We have two classes of common stock: Class A common stock and Class B common stock. Each share of Class A common stock and Class B common stock entitles its holder to one vote on all matters presented to our stockholders generally. All of our Class B common stock is held by the Continuing Pre-IPO LLC Members on a one-to-one basis with the number of LLC Units they own. See “Description of Capital Stock” and “Organizational Structure—Holding Company Structure and the Tax Receivable Agreement.” As a result, the Reorganization Parties and Continuing Pre-IPO LLC Members, together, control any action requiring the general approval of our stockholders, including the election of our Board of Directors (the “Board”), the adoption of amendments to our certificate of incorporation and bylaws and the approval of any merger or sale of the Company or substantially all of our assets.

We are an “emerging growth company” as defined under the federal securities laws and, as such, will be subject to reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company.” We are currently a “controlled company” within the meaning of the corporate governance standards of the Nasdaq.

Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” on page 30.

	Per Share	Total
Public offering price	$23.750000	$190,000,000
Underwriting discount(1)	$1.009375	$8,075,000
Proceeds, before expenses, to us	$22.740625	$181,925,000

(1)	See “Underwriting” for additional information regarding underwriter compensation.

We have granted the underwriters an option to purchase up to an additional 1,200,000 shares from us at the public offering price less the underwriting discount at any time within 30 days from the date of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares against payment in New York, New York on August 16, 2022.

Jefferies	Morgan Stanley	BofA Securities	Piper Sandler

Baird	UBS Investment Bank	William Blair

Co-Managers

Guggenheim Securities	Stifel
Loop Capital Markets	Ramirez & Co., Inc.

The date of this prospectus is August 11, 2022.

VALUES-DRIVEN, PEOPLE-CENTERED CULTURE

FAMILY GREATNESS ENERGY FUN

Portillo's

Portillo's

Chicago, IL
DANGER
PAINTS

Tampa, FL

RESTAURANTS DESIGNED TO ENGAGE THE SENSES

Fort Wayne, IN
GREETINGS
from
Portillo's

Homewood, IL

Springfield, IL
Portillo's
66
OLATE SHAKE
SUPER BURGERS
Chili
CHICKEN SANDWICH
BEEF N' CHEDDAR
COMBO
ITALIAN BEEF
CHEESE FRIES

Sterling Heights, MI
Portillo's
HOME OF THE FAMOUS
CHICAGO DOG
AND
CAKE SHAKE

HIGH-ENERGY, MULTICHANNEL FORMAT

Portillo's
HOT DOGS · BEEF · BURGERS · SALADS
ROUTE
66
OPEN

Sterling
Heights, MI
Opened Mar 2021
Portillo's
HOT DOGS · BEEF · BURGERS · SALADS
14425

GROWING NATIONAL FOOTPRINT

Fort Wayne, IN
Opened Nov 2019

Orlando, FL
Opened May 2021
Portillo's
HOT DOGS · BEEF · BURGERS · SALADS

Glendale AZ
Opened Apr 2021
Portillo's
HOT DOGS · BEEF · BURGERS · SALADS
17125

You should rely only on the information contained in this prospectus or in any free writing prospectus we may specifically authorize to be delivered or made available to you. Neither we, the selling stockholders nor the underwriters (or any of our or their respective affiliates) have authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we, the selling stockholders nor the underwriters (or any of our or their respective affiliates) take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We, the selling stockholders and the underwriters (or any of our or their respective affiliates) are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any free writing prospectus is accurate only as of its date, regardless of its time of delivery or the time of any sale of shares of our Class A common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We, the selling stockholders and the underwriters have not done anything that would permit this offering or the possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus outside the United States. See “Underwriting.”

As permitted under the rules of the SEC, this prospectus incorporates important business information about Portillo’s OpCo that is contained in documents that we file with the SEC, but that is not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as from other sources. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

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Basis of Presentation

We use a 52- or 53-week fiscal year ending on the Sunday prior to December 31, effective beginning with the first quarter of 2019. In a 52-week fiscal year, each quarterly period is comprised of 13 weeks. The additional week in a 53-week fiscal year is added to the fourth quarter. We believe the difference in reporting periods does not have a material impact on comparability. Fiscal 2022 will consist of 52 weeks and Fiscal 2021, 2020 and 2019 each consisted of 52 weeks.

Trademarks and Trade Names

We own or have the rights to use various trademarks, trade names and service marks, including “Portillo’s” and various logos used in association with our name. Solely for convenience, any trademarks, trade names, service marks or copyrights referred to or used herein are listed without the applicable ©, ® or ™ symbol, but such references or uses are not intended to indicate, in any way, that we, or the applicable owner, will not assert, to the fullest extent under applicable law, our or their, as applicable, rights to these trademarks, trade names, service marks and copyrights. Other trademarks, trade names, service marks or copyrights of any other company appearing in this prospectus are, to our knowledge, the property of their respective owners.

Market and Industry Information

Unless otherwise indicated, market data and industry information used throughout this prospectus is based on management’s knowledge of the industry and the good faith estimates of management. We also relied, to the extent available, upon management’s review of independent industry surveys and publications and other publicly available information prepared by a number of sources, including Service Management Group (“SMG”), Technomic, The NPD Group, Inc. (“The NPD Group”), and Socialinsider. All of the market data and industry information used in this prospectus involves a number of assumptions and limitations and you are cautioned not to give undue weight to such estimates. Although we believe that these sources are reliable, neither we nor the underwriters can guarantee the accuracy or completeness of this information and neither we nor the underwriters have independently verified this information. Additionally, from time to time, these sources may change their input information or methodologies, which may change the related results. While we believe the estimated market position, market opportunity and market size information included in this prospectus is generally reliable, such information, which is derived in part from management’s estimates and beliefs, is inherently uncertain and imprecise. Projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in our estimates and beliefs and in the estimates prepared by independent parties. In addition, certain market and industry data has been derived from research and “whitespace” modeling prepared for us in 2020 by Forum Analytics, a leading real estate analytics firm (“Forum Analytics”). We engaged Forum Analytics to prepare a “whitespace” analysis to identify the Company’s potential new unit expansion opportunity in the United States. Additionally, certain information included herein is derived from a consumer survey of NPS scores powered by Dynata LLC (“Dynata”), a global online market research firm, which we commissioned in 2021.

Certain Definitions

As used in this prospectus, unless otherwise noted or the context requires otherwise:

•	“Amended LLC Agreement” refers to the limited liability company agreement of Portillo’s OpCo.

•	“Berkshire” refers to Berkshire Partners LLC, a private equity firm.

•

“Blocker Companies” refers to entities treated as corporations for U.S. tax purposes that held LLC Units prior to the Reorganization Transactions (as defined herein) (individually, each a “Blocker Company”).

•

“Continuing Pre-IPO LLC Members” refers to the Pre-IPO LLC Members who retained their equity ownership in Portillo’s OpCo in the form of LLC Units immediately following the consummation of the Reorganization Transactions.

•	“IPO” has the meaning given in “Prospectus Summary—Organizational Structure.”

•	“LLC Units” has the meaning given in “Prospectus Summary—Organizational Structure.”

•	“Mergers” has the meaning given in “Prospectus Summary—Organizational Structure.”

•	“Pre-IPO LLC Members” refers to the pre-IPO owners that directly (or indirectly through a Blocker Company) held LLC Units immediately prior to the consummation of the Reorganization Transactions.

•

“Portillo’s,” the “Company,” “our company,” “we,” “us” and “our” refer (i) prior to the consummation of the Reorganization Transactions described under “Organizational Structure—The Reorganization Transactions,” to Portillo’s OpCo and its subsidiaries and (ii) after the Reorganization Transactions described under “Organizational Structure—The Reorganization Transactions,” to Portillo’s Inc., Portillo’s OpCo and their subsidiaries.

•	“Portillo’s OpCo” refers to PHD Group Holdings LLC, a Delaware limited liability company, and, following the Reorganization Transactions, a subsidiary of Portillo’s Inc.

•	“Reorganization Parties” has the meaning given in “Prospectus Summary—Organizational Structure.”

•	“Reorganization Transactions” has the meaning given in “Prospectus Summary—Organizational Structure.”

•

“selling stockholders” refers to, collectively, the Continuing Pre-IPO LLC Members and the Reorganization Parties electing to sell LLC Units or shares of our Class A common stock, as applicable, in the synthetic secondary transaction.

•	“Sponsor” refers to Berkshire.

•	“Tax Receivable Agreement” refers to the tax receivable agreement entered into with the TRA Parties.

•	“TRA Parties” refers to, collectively, the Continuing Pre-IPO LLC Members, the Reorganization Parties, and any future party to the Tax Receivable Agreement.

Non-GAAP Financial Measures

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We also supplement our consolidated financial statements with the following non-GAAP financial measures in this prospectus: Adjusted EBITDA, Adjusted EBITDA Margin, Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin. See “Summary Historical and Pro Forma Consolidated Financial and Other Data.”

Key Metrics

Same-Restaurant Sales

Same-restaurant sales is the percentage change in year-over-year revenue (excluding gift card breakage) for the comparable restaurant base, which is defined as the number of restaurants open for at least 24 full fiscal months (the “Comparable Restaurant Base”). At the end of fiscal 2021 and at the end of the quarter ended June 26, 2022, there were 61 restaurants in the Comparable Restaurant Base. The Comparable Restaurant Base excludes a restaurant that is owned by C&O Chicago, L.L.C. (“C&O”) of which Portillo’s owns 50% of the equity, as described in Note 7 - Equity Method Investment in the notes to the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 26, 2021 (the “Annual Report”).

An increase or decrease in same-restaurant sales is the result of changes in restaurant traffic and average guest check. We gather daily sales data and regularly analyze the restaurant traffic counts and the mix of menu items sold to aid in developing menu pricing, product offerings and promotional strategies designed to produce sustainable same-restaurant sales.

New Restaurant Openings

New restaurant openings are central to growing our footprint and executing our growth strategy. We have never closed a restaurant in our 59-year history.

Potential new restaurant sites are typically identified and evaluated at least 18 months prior to opening. New restaurant opening dates trigger advance staff recruiting and training, in addition to the relocation of experienced general managers from existing restaurants and other pre-opening expenses.

The total number of new restaurants per year and the timing of new restaurant openings has, and will continue to have, an impact on our results of operations.

Average Unit Volume (“AUV”)

AUV is the total revenue (excluding gift card breakage) recognized in the Comparable Restaurant Base, divided by the number of restaurants in the Comparable Restaurant Base during the period.

An increase or decrease in AUV is the result of changes in restaurant traffic and average guest check. We gather daily sales data and regularly analyze the restaurant traffic counts and the mix of menu items sold to aid in developing menu pricing, product offerings and promotional strategies designed to produce sustainable AUV. Historically, when opening restaurants in new markets outside of Chicagoland, we experience higher revenues in the first year of operation with a decline in revenues in the second year. After the second year, we have experienced growth in revenues in the third year and beyond as the restaurant and brand continue to grow awareness in those markets.

Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin

Restaurant-Level Adjusted EBITDA is defined as revenue, less restaurant operating expenses, which include cost of goods sold, excluding depreciation and amortization, labor expenses, occupancy expenses and other operating expenses. Restaurant-Level Adjusted EBITDA excludes corporate level expenses, pre-opening expenses and depreciation and amortization on restaurant property and equipment. Restaurant-Level Adjusted EBITDA Margin represents Restaurant-Level Adjusted EBITDA as a percentage of revenue. Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin are not required by, nor presented in accordance with GAAP. Rather, Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA

Margin are supplemental measures of operating performance of our restaurants. You should be aware that Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin are not indicative of overall results for the Company, and Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin do not accrue directly to the benefit of stockholders because of corporate-level expenses excluded from such measures. In addition, our calculations thereof may not be comparable to similar measures reported by other companies. We believe that Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin are important measures to evaluate the performance and profitability of our restaurants, individually and in the aggregate. Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin have limitations as analytical tools and should not be considered as a substitute for analysis of our results as reported under GAAP. For a reconciliation of operating income, the most directly comparable GAAP measure, to Restaurant-Level Adjusted EBITDA, see “Summary Historical and Pro Forma Consolidated Financial and Other Data” herein.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA represents net income (loss) before depreciation and amortization, interest expense and income taxes, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing core operating performance as identified in the reconciliation of net income (loss), the most directly comparable GAAP measure, to Adjusted EBITDA, included in “Prospectus Summary—Summary Historical and Pro Forma Consolidated Financial and Other Data.” Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of total revenues. We use Adjusted EBITDA and Adjusted EBITDA Margin (i) to evaluate our operating results and the effectiveness of our business strategies, (ii) internally as benchmarks to compare our performance to that of our competitors and (iii) as factors in evaluating management’s performance when determining incentive compensation.

We believe that Adjusted EBITDA and Adjusted EBITDA Margin are important measures of operating performance because they eliminate the impact of expenses that do not relate to our core operating performance. Adjusted EBITDA and Adjusted EBITDA Margin are supplemental measures of operating performance and our calculations thereof may not be comparable to similar measures reported by other companies. Adjusted EBITDA and Adjusted EBITDA Margin have important limitations as analytical tools and should not be considered in isolation as substitutes for analysis of our results as reported under GAAP.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or documents incorporated by reference herein, but it does not contain all of the information that you should consider before deciding to invest in our Class A common stock. You should read this entire prospectus carefully, including the matters discussed under the headings “Risk Factors,” “Unaudited Pro Forma Financial Information,” and the information that is incorporated in this prospectus by reference to our Annual Report (including, without limitation, matters discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in our consolidated financial statements and related notes), our Quarterly Report on Form 10-Q for the quarterly period ended June 26, 2022 (the “2022 Q2 Quarterly Report”) (including, without limitation, matters discussed under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in our unaudited condensed consolidated financial statements and related notes) and the other the filings incorporated by reference herein. See “Incorporation of Certain Documents by Reference.” In addition, certain statements in this prospectus include forward-looking information that is subject to risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

Portillo’s: Prepare to Get Obsessed

Portillo’s serves iconic Chicago street food through high-energy, multichannel restaurants designed to ignite the senses and create a memorable dining experience. Since our founding in 1963 in a small trailer which Dick Portillo called “The Dog House,” Portillo’s has grown to become a treasured brand with a passionate (some might say obsessed) nationwide following. Our diverse menu features all-American favorites such as Chicago-style hot dogs and sausages, Italian beef sandwiches, chopped salads, burgers, crinkle-cut french fries, homemade chocolate cake and milkshakes. We create a consumer experience like no other by combining the best attributes of fast casual and quick service concepts with an exciting energy-filled atmosphere and restaurant model capable of generating tremendous volumes. Nearly all of our restaurants were built with double lane drive-thrus and have been thoughtfully designed with a layout that accommodates a variety of access modes including dine-in, carryout/curbside, delivery and catering in order to quickly and efficiently serve our guests. As of June 26, 2022, we owned and operated 71 Portillo’s restaurants across nine states. According to publicly available information, our restaurants generated higher AUVs than any other public fast casual restaurant concept of $8.2 million in 2021.

No matter how our guests order from us, our highly productive kitchens and team members consistently serve high-quality food and deliver a memorable guest experience. We believe the combination of our craveable food, multichannel sales model, dedication to operational excellence, and a distinctive culture driven by our team members gives us a competitive advantage and allows us to generate the highest AUVs and traffic per restaurant among fast casual and quick service restaurants. In 2020, 2021 and the twelve months ended June 26, 2022, the average Portillo’s restaurant generated:

•

Drive-thru sales of $4.6 million in 2020, $4.7 million in 2021 and $4.1 million in the twelve months ended June 26, 2022, more than double the throughput of McDonald’s average drive thru for each of those periods;

•

Dine-in sales of $1.9 million in 2020, $2.5 million in 2021 and $3.2 million in the twelve months ended June 26, 2022, approximately 90% of Chipotle’s 2020 total AUV, approximately equal to their 2021 total AUV of $2.5 million and approximately 115% of their twelve months ended second quarter of 2022 total AUV of $2.7 million; and

•

Delivery sales of nearly $800,000 in 2020, and $900,000 in 2021 and $1.0 million in the twelve months ended June 26, 2022, approximately equal to Domino’s 2020 average delivery volume, approximately 95% of their 2021 delivery volume and higher than their twelve months ended second quarter of 2022 delivery volume.

Each Portillo’s location on average served approximately 859,000 guests in 2021 and approximately 847,000 guests in the twelve months ended June 26, 2022, based on our average per-guest spend of approximately $9.49 for the twelve months ended February 28, 2022 and approximately $9.75 for the twelve months ended June 26, 2022 and our AUVs of approximately $8.2 million in 2021 and $8.3 million in the twelve months ended June 26, 2022. Our restaurants are buzzing with the energy and excitement of our team members and guests that bring everyone together, from single diners to large groups, around great food, drinks and fun. Our restaurants have attracted a growing cult-like following that has enabled us to thrive across a variety of suburban and urban trade areas around the country. All of our restaurants are profitable, and we are proud to have never closed a restaurant in our 59-year history.

We believe our unique brand experience, passionate following, and compelling everyday value proposition drive strong operating results. As a result, we have been able to achieve the following:

•	Opened 19 new restaurants across 8 states from January 1, 2018 through June 26, 2022

•	Our industry-leading Restaurant-Level Adjusted EBITDA Margin was 24.1% for the twelve months ended June 26, 2022

•	Net loss was $16.0 million in the twelve months ended June 26, 2022

•	Adjusted EBITDA was $93 million in the twelve months ended June 26, 2022

During the quarter and two quarters ended June 26, 2022, we experienced unprecedented commodity inflation as well as higher labor expenses, which will continue to have an impact on Restaurant-Level Adjusted EBITDA and our other profitability metrics for the remainder of 2022. For more information, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Q2 2022 Quarterly Report, which is incorporated by reference in this prospectus.

($ in Millions)
Restaurants	Total Revenue

Operating Income	Restaurant-Level Adjusted EBITDA (Margin)*

Net Income	Adjusted EBITDA (Margin)*

(*)	Please see “Summary Historical and Pro Forma Consolidated Financial and Other Data” for a reconciliation of the above non-GAAP financial measures to their most directly comparable GAAP measure.

Our Competitive Strengths

We believe the following strengths separate us from our competitors and serve as the foundation for our continued growth:

Values-Driven, People-Centered Culture. People are the heart of Portillo’s. We hire and train great people who can turn their obsession into a profession. Our team members are passionate about our food, love our guests, and call their teammates “family.” Our people-centric culture is about working together to deliver an exceptional experience for our guests, while operating with the fun-loving energy that drives the exciting atmosphere within our busy restaurants. Our Portillo’s team members bring our brand to life through their commitment to our values:

“Family” – We work together to make everyone feel at home, and we step up when someone needs help

“Greatness” – We are obsessed with being the best and work hard to continuously improve. Our greatness is rooted in Quality, Service, Attitude and Cleanliness (“QSAC”)

“Energy” – We move with urgency and passion, while maintaining attention to detail

“Fun” – We entertain our guests, we connect authentically, and we make each other smile

During the COVID-19 pandemic, we prioritized the health and safety of our team members who in turn helped our business not only survive but thrive. We chose to not lay off or furlough any team members, and instead invested in them with a focus on cross-training additional skills, which enabled us to increase capacity in our off-premises channels and drive operating efficiencies. We acted quickly to provide paid leave, personal protective equipment and setup a “Wellness Team” to advise on and monitor the well-being of our teams. Additionally, we provided 100% meal discounts and gift cards to every team member throughout the COVID-19 pandemic and funded bonuses to field managers. We also launched a Company foundation called “The Heart of Portillo’s Fund” to support team members facing challenging personal situations.

We work with each team member to build a personal development plan and a corresponding training plan to support their professional development at Portillo’s. We view this investment as a fundamental aspect of our company and key to our growth as it enables us to deliver a consistently memorable experience for our guests and build a pipeline of leaders to drive the success of our future restaurant openings.

We are proud that Portillo’s was ranked the #1 restaurant company on America’s 2021 Best Midsized Employers by Forbes magazine and #99 out of the 500 companies surveyed.

An Iconic and Beloved Brand with Obsessed, Lifelong Fans. Portillo’s captures the hearts, minds and stomachs of its guests with every meal. In the 59 years since Dick Portillo opened his first hot dog stand, Portillo’s has grown to become an iconic restaurant brand with a national following. Our menu features something for everyone and appeals to a broad demographic that enables our restaurants to thrive across diverse trade areas and generate strong and balanced volumes across multiple dayparts, weekdays and occasions. Our new restaurant openings draw massive crowds of passionate fans who line up overnight with lines stretching around the block. Additionally, we have received numerous accolades, including recognition as the “#1 Fast Casual Restaurant in the U.S.” by Trip Advisor in 2021.

We have a very engaged and passionate following on social media. As of August 3, 2022, our average Facebook post generates 26x more engagement than the average industry brand post, while our average Twitter post generates 46x more engagement than the average industry brand post based on industry benchmarks study conducted by Socialinsider in 2022. Many of our fans beg us through social media to bring a Portillo’s restaurant to their city (and we have received similar pleas from mayors), which we believe is indicative of the passion of our guests and the demand for more Portillo’s locations across the country. In a similar vein, we have operated a direct shipping business for over 20 years, shipping a select menu of our most popular offerings to all 50 states, which provides us with an additional channel to build our national brand presence. In the past five years we have shipped 2.7 million sandwiches (Italian beef, sausages and hot dogs) via our own direct-to-consumer direct shipping channel across all 50 states, creating fans all over the country. Based on a national survey powered by Dynata in July 2021, our nationwide net promoter score exceeded that of many notable fast casual competitors.

Distinctive, Diverse High-Quality Menu. Our menu offers something for everyone. We obsess over each and every ingredient and curate our menu to ensure that each item receives high marks from our guests and meets our rigorous quality standards. Our Italian beef sandwiches feature high-quality beef slow roasted for four hours, thinly sliced, served on freshly baked Turano French bread and dipped in hot gravy with a proprietary blend of spices perfected over 50 years and designed to deliver an amazing flavor. Our Chicago-style hot dogs feature mustard, relish, freshly chopped onion, sliced red ripe tomatoes, a kosher pickle and sport peppers piled high onto a perfectly steamed poppy seed bun, all finished with a few shakes of savory celery salt. Guests also love our craveable crinkle-cut french fries that are cooked in beef tallow resulting in a perfectly salted, crispy outside with a soft inside. Lastly, for those craving something sweet, our famous homemade fluffy chocolate cakes are baked with love each morning in every restaurant and generously iced with rich chocolate frosting.

Everyone can be satisfied with a visit to one of our restaurants as demonstrated by our sales mix with no single menu category accounting for more than 26% of sales in 2021. As an example of how our guests order across our menu, we sold on average more than $600,000 worth of salad per restaurant in 2021. Menu variety is a major motivator for guests and the difference with Portillo’s is, no matter what someone is craving, we have something for them.

Menu Mix as % of 2021 Sales*

Robust Multichannel Sales Capabilities. Our restaurants are designed to provide speed and convenience across multiple sales channels including drive-thru, dine-in, carryout/curbside, delivery and catering. We also serve guests outside our footprint through our website for direct shipping. In each restaurant, our high-energy, passionate team members deliver exceptional customer service to our guests whether they dine in one of our restaurants or order through the drive-thru where team members personally take and deliver orders car-side. At the onset of the COVID-19 pandemic, we quickly adapted to sales shifts and cross-trained our team members to allow us to significantly increase our drive-thru sales from $3.4 million per restaurant in 2019 to $4.6 million in 2020 and $4.7 million in 2021 and enhance our third-party delivery and self-delivery channels and capabilities. Our app and website, combined with our third-party delivery partnerships, resulted in approximately 20% of our sales being placed digitally during fiscal 2020 and fiscal 2021 and approximately 21% in the twelve months ended June 26, 2022. Since nearly all of our restaurants were purpose built with a double lane drive-thru and sizable parking areas to handle our large volumes, we were able to quickly respond to sales shifts without structural changes to our sites. Our ability to execute high sales volumes through our double drive-thrus combined with our robust digital capabilities enabled us to generate approximately 80% of our revenue through these order methods in fiscal 2020 and 74% in fiscal 2021. In a world where customers increasingly value convenience and optionality, our longstanding multichannel expertise positions Portillo’s to continue to succeed and grow market share.

Average Restaurant Sales by Channel ($ Millions)

Note: Dine-in defined as any order served over the counter inside a restaurant, including dine-in-orders, orders that are “to go”, phone and online orders picked up inside the restaurant. Drive Thru includes all orders serviced outside the restaurant, including drive thru and curbside pickup. Direct-to-consumer shipping sales are not included in the above. Drive thru, Dine-In and Delivery sales per restaurant includes data from all restaurants open since the beginning of the measurement period.

Energetic Restaurant Atmosphere that Engages the Senses. While our operating model is focused on getting delicious, made-to-order food to our guests quickly, the Portillo’s atmosphere makes the experience even more than a delicious meal. When guests walk into a Portillo’s, they get an experience completely different than a typical chain restaurant visit. Our restaurants engage all the senses to create a fun, relaxed and memorable occasion.

Our dining areas evoke nostalgia and local influences. No two Portillo’s are alike. Each of our restaurants has its own themed décor ranging from a 1930’s prohibition motif to a 1950’s jukebox, to a 1960’s hippie bus. The period music ties to the theme, from ragtime to doo wop to disco. No detail is too small, be it lighting, signage or even the stars subtly sparkling on the ceiling. Each restaurant also draws design elements from the community. The layouts create spaces comfortable for individual diners, families, large groups, and even wedding parties.

Beyond the space itself, the energy of a Portillo’s is unique. Our guests can see into our huge, open kitchens, where their meals are prepared right before their eyes. The smells of burgers broiling, french fries frying, and beef simmering emanate from the kitchen. Each completed meal is announced with a fun rhyme (“Number two, we got you”; “Number seven, welcome to Portillo’s heaven”). But the most important element of the energy is the enthusiasm of the scores of other guests who are all excited to be there and enjoying their Portillo’s. We want every guest that visits Portillo’s to leave with a memorable experience, a satiated appetite and a desire to return.

An Incredible, Everyday Value Proposition. Portillo’s redefined the fast casual and quick service value propositions by combining high-quality, craveable food served at incredible speed with multichannel convenience all inside a differentiated, energy-filled atmosphere. We do not discount and rarely engage in price promotion of our products. Instead, we provide an exceptional value to our guests every day. We believe the combination of our craveable food made with high-quality ingredients, served fast however you want it, in an engaging atmosphere by our passionate team members—all at an affordable per-person spend of approximately $9.75—will continue to sustain and grow our volumes.

Proven Portability and Strong Unit Economics. Our concept is successful across diverse markets throughout the United States. As of June 26, 2022, we had 71 restaurants open across nine states including Illinois, Arizona, Indiana, Florida, Iowa, Minnesota, Wisconsin, Michigan and California in a variety of urban and suburban trade areas. Our broadly appealing menu and everyday value caters to a variety of customers and occasions as evidenced by our balanced daypart mix with nearly equal lunch and dinner revenues, as well as a balanced weekday sales mix.

As we increase our brand awareness and guest following outside Chicagoland, we believe our restaurants will be even better positioned to consistently grow volumes over time, as evidenced by the performance of our Chicagoland restaurants.

Our team members’ focus on operational excellence enables our restaurants to drive exceptional throughput, creating substantial volumes and profitability. Restaurants in our Chicagoland market had AUVs of approximately $8.7 million in 2020, $9.6 million in 2021 and $9.9 million in the twelve months ended June 26, 2022 and Restaurant-Level Adjusted EBITDA Margins of 31% in 2020, 31% in 2021 and 30% in the twelve months ended June 26, 2022. Restaurants outside of Chicagoland had AUVs of approximately $5.6 million in 2020, $5.8 million in 2021 and $5.8 million in the twelve months ended June 26, 2022 and Restaurant-Level Adjusted EBITDA Margins of 25% in 2020, 23% in 2021 and 19% in the twelve months ended June 26, 2022. When considering new restaurant locations each year as part of our growth strategy, we target cash-on-cash returns of approximately 25% in our third year of operation, which we calculate by dividing our Restaurant-Level Adjusted EBITDA in the third year of operation by our initial investment costs (net of tenant allowances and excluding pre-opening expenses). We are currently experiencing increased costs associated with building and opening new restaurant locations as a result of inflation.

Visionary Leadership Team. Our iconic brand, values-driven culture and growth strategies are guided by our highly experienced senior management team, led by our Chief Executive Officer Michael Osanloo. Mr. Osanloo joined Portillo’s in 2018 and has over 25 years of leadership experience, having previously served as CEO of P.F. Chang’s and EVP of Kraft Foods. In addition to Mr. Osanloo, we have a talented team of industry veterans leading the organization including Chief Financial Officer, Michelle Hook, previously VP of Finance,

FP&A and IR at Domino’s; Chief Operating Officer, Derrick Pratt whose prior experience includes VP-level operations roles at McDonald’s and Starbucks; and Chief Human Resource Officer, Jill Waite, former executive at 24 Hour Fitness and Sephora. Under Mr. Osanloo and the executive team’s leadership, we have made significant investments in our brand, people, culture, systems, and infrastructure. Under Mr. Osanloo and the executive team’s leadership, we have made significant investments in our brand, people, culture, systems, and infrastructure. We believe our experienced management team is a key driver of our success and positions us well for long-term growth.

Our Growth Strategies

We believe we are well-positioned to take advantage of significant growth opportunities due to our values-driven culture, highly-trained and passionate team members, differentiated brand experience and AUVs which are higher than other public fast casual restaurant concepts according to publicly available information, which drive impressive unit economics. We plan to expand our business by executing on the following growth strategies:

Expand Our Restaurant Base. We are in the early stages of our nationwide growth with 71 locations across nine states as of June 26, 2022. From November 2020 through June 26, 2022, we opened nine new restaurants, including new locations in Illinois, Michigan, Florida, Arizona, Indiana and Wisconsin. Since 2015, we have opened new restaurants at a compound annual growth rate of approximately 8.7%. Over the long term, we plan to increase our number of restaurants by approximately 10% annually. Our near-term restaurant growth strategy is focused on leveraging our proven unit economic model primarily in adjacent and national markets outside Chicagoland with favorable macro-economic tailwinds where we already have a presence. We will also add select new restaurants in the Chicagoland market. We utilize a data driven approach with our real estate team to identify optimal sites and curate a high-quality restaurant pipeline. Given our leading volumes and the size of our restaurants, we typically do not compete for real estate with quick service or fast casual concepts and tend to be a tenant of choice by landlords due to the significant traffic going through our restaurants. People are key to our growth, which is why we have invested in creating professional development plans for our team members to ensure a steady flow of Portillo’s trained managers who are ready to staff our new restaurants. Additionally, we have established multiple new restaurant opening teams, which allow us to support our future pace of openings while driving new restaurant opening success. Based on a whitespace analysis prepared for us by Forum Analytics in 2020, we believe we have a substantial runway for growth with a long-term opportunity to grow to more than 600 restaurants domestically over the next 25 years and are well-positioned for global growth in the future. While we are optimistic about our ability to expand our restaurant base, we will continue evaluating the impact of the COVID-19 pandemic, which may continue to disrupt our business and affect our ability to execute our expansion strategy. For more information, see “Part I. Item 1A. Risk Factors—Risks Related to Our Business, Industry and Growth Strategies—Our financial condition and results of operations have been and may continue to be adversely affected by the COVID-19 pandemic or future pandemics or disease outbreaks” in our Annual Report which is incorporated by reference herein.

Increase Our Same-Restaurant Sales. We aim to continue delivering an outstanding value proposition to our guests and enhance our experience to grow our volumes. We believe the following initiatives will drive same-restaurant sales growth:

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Deliver a Consistently Outstanding Guest Experience. In our business, the best way to drive a return visit is to provide our guests a consistently fantastic experience when they visit our restaurants or eat our food. Therefore, our relentless focus on operational excellence enables us to drive significant throughput in our restaurants, provide a one-of-a-kind experience and a compelling everyday value proposition to our guests and thereby drive increased customer trial and frequency.

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Purposeful Menu Enhancements. We are maniacal about quality and crave-ability when it comes to our menu. We are constantly studying ways to further enhance our existing offerings while thoughtfully adding new high-quality items. We are also disciplined in maintaining the number of options on our menu. When a new item earns its way onto our menu, we often replace an existing item to maintain our operational efficiency. We believe this purposeful enhancement drives increased guest frequency and reinforces our everyday value proposition that is key to our success.

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Increase Brand Awareness Through Non-Traditional and Social Marketing. Portillo’s does not rely on mass media advertising or promotion to drive traffic to our restaurants. We actively engage our fans and guests through a dynamic social media effort that includes email, Twitter, Instagram, TikTok, Facebook, and other platforms. Our social media activity generates significant engagement with our guests and provides our most passionate fans an opportunity to share their enthusiasm with their followers. Portillo’s has dedicated Field Marketing Managers for each market that supplement our engaging social media efforts. These managers are involved in local restaurant marketing and assist in the preparation of new openings including coordinating “sneak peek” visits and organizing visits from “The Beef Bus,” our food truck, to create excitement and awareness, and donating meals to community members including first responders and coordinating events with local media. After opening, our operations and field marketing teams continue to support brand awareness and drive sales by developing local partnerships with sports teams, such as our vending partnership with the Tampa Bay Lightning and hosting local community events and fundraisers in our restaurants.

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Enhance Our Off-Premises Guest Experience. We have always been committed to providing our guests with our delicious food however and whenever they want it. We are currently testing a third drive-thru lane for guests who have digitally pre-paid for their orders to enhance speed of service and further increase our capacity during peak times. We are also developing geo-fencing capabilities to support our curbside pick-up operations and provide additional convenience for our guests who place orders through our mobile app and website. Additionally, we will continue to invest in targeted digital advertising to drive demand and direct orders through our app and website to further drive sales across all channels.

Leverage Our Infrastructure to Drive Profitability. Our attractive business model generates strong operating margins and cash flow. We constantly focus on restaurant-level operations while ensuring that we do not sacrifice the quality and experience for which we are known. Our AUVs, which were higher in fiscal 2021 than other public fast casual restaurant concepts based on publicly available information, and strong operational focus give us the ability to manage variable costs and leverage our fixed costs. We believe we will continue to grow revenue and system-wide profitability by executing our growth strategy and leveraging the experience of existing Portillo’s general managers to lead our new restaurants to drive successful and efficient new openings. Our investments to enhance our multichannel capabilities and drive a frictionless guest order experience are also expected to further leverage our fixed costs. We have made significant investments at the corporate level, which we believe we will leverage in the future, exclusive of the additional costs of operating as a public company.

Summary of Risk Factors

Our business is subject to numerous risks described in the section titled “Risk Factors” elsewhere in this prospectus and in the section titled “Part I. Item 1A. Risk Factors” included in our Annual Report, which is incorporated by reference herein. These risks represent challenges to the successful implementation of our strategy and the growth of our business. Some of these risks are:

Risks Related to this Offering and Ownership of Our Class A Common Stock

•	Future offerings of debt or equity securities by us may have a material adverse effect on the market price of our Class A common stock.

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If the ownership of our Class A common stock continues to be highly concentrated, it may prevent you and other minority stockholders from influencing significant corporate decisions and may result in conflicts of interest.

•	As a controlled company, we will not be subject to all of the corporate governance rules of the Nasdaq.

•	Our financial condition and results of operations have been and may continue to be adversely affected by the COVID-19 pandemic or future pandemics or disease outbreaks.

•	We do not anticipate paying any dividends on our Class A common stock in the foreseeable future.

Risks Related to Our Business, Industry and Growth Strategies

•	Our financial condition and results of operations have been and may continue to be adversely affected by the COVID-19 pandemic or future pandemics or disease outbreaks.

•	We are vulnerable to changes in economic conditions, costs of food and consumer preferences.

•	We may be unsuccessful in opening new restaurants or establishing new markets and our new restaurants may not perform as well as anticipated, may not be profitable or may close.

•	Our plans to open new restaurants, and the ongoing need for capital expenditures at our existing restaurants, require us to spend capital.

•	Our same-restaurant sales may be lower than we expect in future periods.

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Our marketing programs and any limited time or seasonal offerings may not be successful and could fail to meet expectations, and our new menu items, advertising campaigns, heavy reliance on social media and restaurant designs and remodels may not generate increased sales or profits.

•	Incidents involving food-borne illness and food safety, including food tampering or contamination could adversely affect our brand perception, business, financial condition and results of operations.

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We face significant competition for guests, and our inability to compete effectively may affect our traffic, our sales and our operating profit margins, which could have a material adverse effect on our business, financial condition and results of operations.

•	Our restaurant base is geographically concentrated in the Midwestern United States, and we could be negatively affected by conditions specific to that region.

•	Damage to our reputation and negative publicity could have a material adverse effect on our business, financial condition and results of operations.

•	The digital and delivery business, and expansion thereof, is uncertain and subject to risk.

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We have a limited number of suppliers and distributors for several of our frequently used ingredients. If our suppliers or distributors are unable to fulfill their obligations under our arrangements with them, we could encounter supply shortages and incur higher costs.

•	Any prolonged disruption in the operations of our two commissaries could harm our business.

•	We face potential liability with our gift cards under the property laws of some states.

•	We depend on our executive officers and certain other key team members, the loss of whom could have a material adverse effect on our business, financial condition and results of operations.

•	Our inability to identify qualified individuals for our workforce could slow our growth and adversely impact our ability to operate our restaurants.

•	Failure to maintain our corporate culture as we grow could have a material adverse effect on our business.

•	Matters relating to employment and labor law could have a material adverse effect, result in litigation or union activities, add significant costs and divert management attention.

•	Labor shortages or increased labor costs could have a material adverse effect.

•	We are exposed to risks associated with leasing property subject to long-term and non-cancelable leases and may be unable to renew leases at the end of their terms.

•	Our business is subject to risks related to our sale of alcoholic beverages.

•	An impairment in the carrying value of our goodwill, indefinite-lived intangible assets or long-lived assets could have a material adverse effect on our business.

Risks Related to Our Indebtedness

•	Our level of indebtedness could have a material adverse effect on our business and limit our ability to plan for or respond to changes in our business.

•	We may be unable to generate sufficient cash flow to satisfy our debt service obligations or experience a downgrade in our credit ratings, which would have a material adverse effect on our business.

Risks Related to Our Organizational Structure

•	The interests of Berkshire may conflict with our interests or the interests of the holders of our Class A common stock in the future.

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Delaware law and our organizational documents, as well as our existing and future debt agreements, may impede or discourage a takeover, which could deprive our investors of the opportunity to receive a premium for their shares.

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We are a holding company and our principal asset is our ownership of LLC Units in Portillo’s OpCo, and we are accordingly dependent upon distributions from Portillo’s OpCo to pay dividends, if any, and taxes, make payments under the Tax Receivable Agreement and pay other expenses.

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In certain circumstances, Portillo’s OpCo will be required to make distributions to us and the other holders of LLC Units, and the distributions that Portillo’s OpCo will be required to make may be substantial.

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The Tax Receivable Agreement with the TRA Parties requires us to make cash payments to them in respect of certain tax benefits to which we may become entitled, and we expect that the payments we are required to make will be substantial.

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Our organizational structure, including the Tax Receivable Agreement, confers certain benefits upon the TRA Parties that will not benefit holders of our Class A common stock to the same extent that it will benefit the TRA Parties.

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In certain cases, payments under the Tax Receivable Agreement to the TRA Parties may be accelerated or significantly exceed any actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreement may impair our ability to consummate change of control transactions or negatively impact the value received by owners of our Class A common stock.

•	We will not be reimbursed for any payments made to the TRA Parties under the Tax Receivable Agreement in the event that any tax benefits are disallowed.

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If we were deemed to be an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), as a result of our ownership of Portillo’s OpCo, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

Risks Related to Intellectual Property, Information Technology, and Data Security

•	The failure to protect and maintain our intellectual property, including our trademarks, could have a material adverse effect.

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Security breaches, system interruptions or a material failure could negatively impact our business by causing disruption to our operations, a compromise of confidential guest information or team member information and could subject us to loss and harm our business.

•	Failure to comply with existing or new federal and state laws and regulations relating to privacy, data protection, advertising and consumer protection could have a material adverse effect.

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Litigation with respect to intellectual property, if decided against us, may result in competing uses or require adoption of new, noninfringing intellectual property, which may in turn adversely affect sales and revenues.

Risks Related to Legal and Regulatory Matters

•	We are subject to many federal, state and local laws with which compliance can be both costly and complex.

•	We could be party to litigation that could distract management, increase our expenses or subject us to material monetary damages or other remedies.

•	We can incur liabilities arising from environmental laws and compliance with environmental laws could increase our operating expenses.

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If we fail to maintain effective internal controls over financial reporting, our ability to produce timely and accurate financial information or comply with Section 404 of the Sarbanes-Oxley Act of 2002 could be impaired, which could have a material adverse effect.

General Risks

•	Our management does not have experience managing a public company and our current resources may not be sufficient to fulfill our public company obligations.

•	Fluctuations in our tax obligations and effective tax rate and realization of our deferred tax assets may result in volatility of our results of operations.

•	If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

•	Our insurance may not provide adequate levels of coverage against claims.

•	Changes in accounting principles applicable to us could have a material adverse effect.

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Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions that may be initiated by our stockholders, and designates the federal district courts of the United States as the sole and exclusive forum for claims arising under the Securities Act, which, in each case could limit our stockholders’ ability to obtain a favorable judicial forum for certain disputes.

•	As a public company, we incur significant costs to comply with the laws and regulations affecting public companies which could harm our business and results of operations.

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Our annual and quarterly results of operations may fluctuate, and if our operating and financial performance in any given period does not meet the guidance that we have provided to the public or the expectations of our investors and securities analysts, the trading price of our Class A common stock may decline.

For a discussion of these and other risks you should consider before making an investment in our Class A common stock, see the section entitled “Risk Factors.”

ORGANIZATIONAL STRUCTURE

We currently conduct our business through Portillo’s OpCo and its subsidiaries. Portillo’s Inc. is a holding company and its sole material asset is its ownership interest in Portillo’s OpCo.

In connection with the Reorganization Transactions (as defined herein), the amended and restated limited liability company agreement of Portillo’s OpCo was amended and restated to, among other things, convert all outstanding equity interests (except for those redeemable preferred units which were repaid in full in connection with the IPO (as defined herein)) into one class of non-voting common units (the “LLC Units”).

On October 25, 2021, the Company closed its initial public offering of 23,310,810 shares of Class A common stock (the “IPO”). In connection with the IPO, we entered into the following series of transactions to implement an internal reorganization, which we collectively refer to as the “Reorganization Transactions.”

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Our amended and restated certificate of incorporation authorizes the issuance of two classes of common stock: Class A common stock and Class B common stock (collectively, our “common stock”). Each share of common stock entitles its holder to one vote per share on all matters submitted to a vote of our stockholders. The Class B common stock is not entitled to economic interests in Portillo’s Inc. See “Description of Capital Stock” elsewhere in this prospectus.

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Portillo’s OpCo entered into the Amended LLC Agreement. Under the Amended LLC Agreement, holders of LLC Units (other than us and our wholly owned subsidiaries), including the Continuing Pre-IPO LLC Members, have the right to require Portillo’s OpCo to redeem all or a portion of their LLC Units for newly issued shares of Class A common stock on a one-for-one basis in accordance with the terms of the Amended LLC Agreement. Shares of Class B common stock will be cancelled on a one-for-one basis if we, following a redemption request from a holder of LLC Units, redeem or exchange LLC Units of such holder pursuant to the terms of the Amended LLC Agreement. Except for transfers to us or to certain permitted transferees pursuant to the Amended LLC Agreement, the LLC Units and corresponding shares of Class B common stock may not be sold, transferred or otherwise disposed of.

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Prior to the closing of the IPO, we acquired, directly and indirectly, LLC Units through the mergers (the “Mergers”), in which certain Blocker Companies each merged with a merger subsidiary created by us (and survived such merger as a wholly owned subsidiary of Portillo’s Inc.), after which each Blocker Company immediately merged into Portillo’s Inc. The shareholders of the Blocker Companies (the “Reorganization Parties”), including affiliates of Berkshire, collectively held 12,496,361 shares of Class A common stock of Portillo’s Inc. upon completion of the IPO. The Reorganization Parties do not directly hold interests in Portillo’s OpCo.

•	Each Continuing Pre-IPO LLC Member was issued a number of shares of our Class B common stock in an amount equal to the number of LLC Units held by such Continuing Pre-IPO LLC Member.

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We used the net proceeds from the IPO to acquire newly issued LLC Units from Portillo’s OpCo and used the additional net proceeds from the underwriters’ exercise of their option to purchase additional shares of Class A common stock to purchase LLC Units from certain Continuing Pre-IPO LLC Members and/or to repurchase shares of Class A common stock from the Reorganization Parties, in each case, at a purchase price per LLC Unit or share of Class A common stock equal to the initial public offering price of Class A common stock, after deducting the underwriting discounts and commissions.

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We are party to a Tax Receivable Agreement that obligates us to make payments to the TRA Parties in the aggregate generally equal to 85% of the applicable cash savings that we actually realize, or in certain circumstances are deemed to realize, as a result of (i) our allocable share of existing tax basis in depreciable or amortizable assets relating to LLC Units acquired in the IPO, (ii) certain favorable tax attributes we acquired from the Blocker Companies in the Mergers, (iii) increases in our allocable share of then existing tax basis in depreciable or amortizable assets, and adjustments to the tax basis of the tangible and intangible assets, of Portillo’s OpCo and its subsidiaries, as a result of (x) sales or exchanges of interests in Portillo’s OpCo in connection with the IPO and (y) subsequent redemptions or exchanges of LLC Units by Continuing Pre-IPO LLC Members for cash or Class A common stock, including in connection with this offering, and (iv) certain other tax benefits related to entering into the Tax Receivable Agreement, including payments made under the Tax Receivable Agreement. We have the benefit of the remaining 15% of these tax savings. See “Organizational Structure—Holding Company Structure and the Tax Receivable Agreement” elsewhere in this prospectus.

In connection with this offering, we have entered into an agreement with the selling stockholders whereby we have agreed to use all of the net proceeds from this offering to purchase LLC Units from certain Continuing Pre-IPO LLC Members and to purchase shares of Class A common stock from the Reorganization Parties in a “synthetic secondary” transaction, at a price per LLC Unit or share of Class A common stock, as applicable, equal to the public offering price per share of Class A common stock in this offering, less the underwriting discounts and commissions and any withholding taxes.

Portillo’s Inc. is the sole managing member of Portillo’s OpCo. Because we manage and operate the business and control the strategic decisions and day-to-day operations of Portillo’s OpCo and because we also have a substantial financial interest in Portillo’s OpCo, we have consolidated the financial results of Portillo’s OpCo, and a portion of our net income will be allocated to the noncontrolling interest to reflect the entitlement of the Continuing Pre-IPO LLC Members to a portion of Portillo’s OpCo’s net income. In addition, because Portillo’s OpCo is under the common control of the Pre-IPO LLC Members before and after the Reorganization Transactions (both directly and indirectly through their ownership of the Company), we accounted for the Reorganization Transactions as a reorganization of entities under common control and initially measured the interests of the Continuing Pre-IPO LLC Members in the assets and liabilities of Portillo’s OpCo at their carrying amounts as of the date of the completion of the consummation of the Reorganization Transactions.

The following diagram depicts our organizational structure immediately following the IPO. This chart is provided for illustrative purposes only and does not purport to represent all legal entities within our organizational structure.

*	Excludes shares of our Class A common stock underlying vested stock options granted to certain of our Continuing Pre-IPO LLC Members under the 2021 Plan.

Our corporate structure following the completion of the IPO, as described above, is commonly referred to as an umbrella partnership-C-corporation (or “Up-C”) structure, which is used by partnerships and limited liability companies when they undertake an initial public offering of their business. Our Up-C structure allows the Continuing Pre-IPO LLC Members to continue to realize tax benefits associated with owning interests in an entity that is treated as a partnership, or “pass-through” entity, for U.S. federal and applicable state and local income tax purposes following the IPO. One of these benefits is that taxable income of Portillo’s OpCo that is allocated to such owners will be taxed on a flow-through basis and, therefore, will generally not be subject to U.S. federal and applicable state and local income taxes at the entity level. Additionally, because the LLC Units that the Continuing Pre-IPO LLC Members hold are redeemable or exchangeable for newly issued shares of Class A common stock on a one-for-one basis in accordance with the terms of the Amended LLC Agreement, our “Up-C” structure also provides the Continuing Pre-IPO LLC Members with potential liquidity that holders of nonpublicly traded limited liability companies are not typically afforded. See “Organizational Structure” and “Description of Capital Stock” elsewhere in this prospectus.

We also hold LLC Units, and therefore receive the same benefits as the Continuing Pre-IPO LLC Members with respect to our ownership in an entity treated as a partnership, or “pass-through” entity, for U.S. federal and applicable state and local income tax purposes. The acquisition of LLC Units pursuant to the IPO (including the repayment of the redeemable preferred units), the Mergers and future taxable redemptions or exchanges by the Continuing Pre-IPO LLC Members for shares of our Class A common stock or cash are expected to result in favorable tax attributes that will be allocated to us. These tax attributes would not be available to us in the absence of those transactions and are expected to reduce the amount of tax that we would otherwise be required to pay in the future. In connection with the Reorganization Transactions, we entered into a Tax Receivable Agreement that obligates us to make payments to the TRA Parties in the aggregate generally equal to 85% of the applicable cash savings that we actually realize, or in certain circumstances are deemed to realize, as a result of these tax attributes and tax attributes resulting from certain payments made under the Tax Receivable Agreement. We retain the benefit of the remaining 15% of these tax savings. See “Organizational Structure—Holding Company Structure and the Tax Receivable Agreement” elsewhere in this prospectus.

Under the Amended LLC Agreement, we receive a pro rata share of any distributions, including tax distributions, made by Portillo’s OpCo to its members. Such tax distributions will be calculated based upon an assumed tax rate, which, under certain circumstances, may cause Portillo’s OpCo to make tax distributions that, in the aggregate, exceed the amount of taxes that Portillo’s OpCo would have paid if it were a similarly situated corporate taxpayer. Funds used by Portillo’s OpCo to satisfy its tax distribution obligations will not be available for reinvestment in our business. See the section entitled “Part I. Item 1A. Risk Factors—Risks Related to Our Organizational Structure” in our Annual Report.

Upon completion of this offering and the application of the Company’s net proceeds from this offering:

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Portillo’s Inc., as the managing member of Portillo’s OpCo, will hold 42,111,955 LLC Units, constituting approximately 58.6% of the outstanding economic interests in Portillo’s OpCo (or 42,995,996 LLC Units, constituting approximately 59.8% of the outstanding economic interests in Portillo’s OpCo if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

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The Continuing Pre-IPO LLC Members will collectively hold (i) 29,779,721 LLC Units (or 28,895,680 LLC Units if the underwriters exercise their option to purchase additional shares of Class A common stock in full), which represents approximately 41.4% of the LLC Units of Portillo’s OpCo (or approximately 40.2% if the underwriters exercise their option to purchase additional shares of Class A common stock in full) and (ii) through their ownership of 29,779,721 shares of Class B common stock (or 28,895,680 shares of Class B common stock if the underwriters exercise their option to purchase additional shares of Class A common stock in full) approximately 41.4% of the voting power of our common stock (or approximately 40.2% if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

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The Reorganization Parties will collectively hold (i) 10,389,961 shares of our Class A common stock, representing approximately 14.5% of the combined voting power of our common stock (or 10,074,002 shares and 14.0%, respectively, if the underwriters exercise their option to purchase additional shares of Class A common stock in full) and (ii) through our ownership of LLC Units, indirectly will hold approximately 14.5% of the economic interest in Portillo’s OpCo (or approximately 14.0% if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

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The holders of our Class A common stock other than the Reorganization Parties will collectively hold (i) 31,721,994 shares of our Class A common stock, representing approximately 44.1% of the combined voting power of our common stock (or 32,921,994 shares and 45.8%, respectively, if the underwriters exercise their option to purchase additional shares of Class A common stock in full) and (ii) through our ownership of LLC Units, indirectly will hold approximately 44.1% of the economic interest in Portillo’s OpCo (or approximately 45.8% if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

See “Organizational Structure” and “Description of Capital Stock” elsewhere in this prospectus for more information on the rights associated with our common stock and the LLC Units.

Our Sponsor

Berkshire Partners has invested more than $16 billion in over 145 private equity investments and as of December 31, 2021, had $23.8 billion in assets under management within Berkshire Private Equity. Berkshire’s current private equity portfolio comprises investments across five sectors — business services & technology, consumer, communications, healthcare, and industrials. The Berkshire Partners team includes more than 65 investment professionals across North America.

In August 2014, we entered into a merger transaction through which we were acquired by funds affiliated with or managed by Berkshire (the “Berkshire Acquisition”).

Following the closing of this offering, funds managed by Berkshire are expected to own (i) approximately 52.7% of the combined voting power of our common stock (or approximately 51.1% of the combined voting power of our common stock, if the underwriters exercise their option to purchase additional shares of Class A common stock in full) and (ii) approximately 52.7% of the economic interest in Portillo’s OpCo (or approximately 51.1% of the economic interest in Portillo’s OpCo, if the underwriters’ option to purchase additional shares is fully exercised). In addition, following the closing of this offering, funds managed by Berkshire are expected to own approximately 38.4% of the LLC Units, or 37.2% if the underwriters’ option to purchase additional shares is fully exercised. As a result, Berkshire will be able to exercise significant voting influence over fundamental and significant corporate matters and transactions. See “Part I. Item 1A. Risk Factors—Risks Relating to This Offering and Ownership of Our Common Stock” in our Annual Report and “Principal Stockholders” elsewhere in this prospectus.

Corporate Information

Portillo’s Inc. was incorporated in Delaware on June 8, 2021. Our principal executive offices are located at 2001 Spring Road, Suite 400, Oak Brook, IL 60523, and our telephone number is (630) 954-3773. Our corporate website address is www.portillos.com. Our corporate website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our Class A common stock.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in gross revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other regulatory requirements for up to five years that are otherwise applicable generally to public companies. These provisions include, among other matters:

•	requirement to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

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exemption from the auditor attestation requirement on the effectiveness of our system of internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•	exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;

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exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

•	an exemption from the requirement to seek non-binding advisory votes on executive compensation and golden parachute arrangements; and

•	reduced disclosure about executive compensation arrangements.

We will remain an emerging growth company until the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering unless, prior to that time, we have more than $1.07 billion in annual gross revenue, have a market value for our common stock held by non-affiliates of more than $700 million as of the last day of our second fiscal quarter of the fiscal year and a determination is made that we are deemed to be a “large accelerated filer,” as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or issue more than $1.0 billion of non-convertible debt over a three-year period, whether or not issued in a registered offering. We have availed ourselves of the reduced reporting obligations with respect to audited financial statements and related Management’s Discussion and Analysis of Financial Condition and Results of Operations and executive compensation disclosure in this prospectus and expect to continue to avail ourselves of the reduced reporting obligations available to emerging growth companies in future filings.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. An emerging growth company can, therefore, delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. As an emerging growth company, we elected to take advantage of the extended transition period provided in Section 13(a) of the Exchange Act, for complying with new or revised accounting standards.

As a result of our decision to avail ourselves of certain provisions of the JOBS Act, the information that we provide may be different than what you may receive from other public companies in which you hold an equity interest. In addition, it is possible that some investors will find our Class A common stock less attractive as a result of our elections, which may cause a less active trading market for our Class A common stock and more volatility in our stock price.

THE OFFERING

Issuer	Portillo’s Inc.

Class A common stock offered by us	8,000,000 shares of Class A common stock (9,200,000 shares if the underwriters exercise their option to purchase additional shares in full).

Option to purchase additional shares of Class A common stock	The underwriters have an option to purchase an additional 1,200,000 shares of Class A common stock from us. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.

Class A common stock to be outstanding after this offering	42,111,955 shares of Class A common stock, representing approximately 58.6% of the combined voting power of our common stock (42,995,996 shares, representing approximately 59.8% of the combined voting power of our common stock if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Class B common stock to be outstanding after this offering	29,779,721 shares of Class B common stock, representing approximately 41.4% of the combined voting power of our common stock (28,895,680 shares, representing approximately 40.2% of the combined voting power of our common stock if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

LLC Units to be held by us after this offering	42,111,955 LLC Units, representing an approximately 58.6% economic interest in Portillo’s OpCo (or 42,995,996 LLC Units, representing an approximately 59.8% economic interest in Portillo’s OpCo, if the underwriters exercise their option to purchase additional shares of Class A common stock in full). The LLC Units are not entitled to voting interests in Portillo’s OpCo.

Total LLC Units to be outstanding after this offering	71,891,676 LLC Units (or 71,891,676 LLC Units if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Ratio of shares of Class A Common stock to LLC Units	Our amended and restated certificate of incorporation requires that we maintain at all times a one-to-one ratio between the number of shares of Class A common stock issued by us and the number of LLC Units owned by us.

Ratio of shares of Class B Common stock to LLC Units	Our amended and restated certificate of incorporation requires that we maintain at all times a one-to-one ratio between the number of shares of Class B common stock issued by us and the number of LLC Units owned by holders of LLC Units (other than us and our wholly owned subsidiaries).

Permitted holders of shares of Class B common stock	Except for transfers in connection with the transfer of LLC Units, shares of Class B common stock may not be transferred.

Redemption rights of holders of LLC Units	Under the Amended LLC Agreement, holders of LLC Units (other than us and our wholly owned subsidiaries), including the Continuing Pre-IPO LLC Members, have the right to require Portillo’s OpCo to redeem all or a portion of their LLC Units for newly issued shares of Class A common stock on a one-for-one basis in accordance with the terms of the Amended LLC Agreement. Shares of Class B common stock will be cancelled on a one-for-one basis if we, following a redemption request from a holder of LLC Units, redeem or exchange LLC Units of such holder pursuant to the terms of the Amended LLC Agreement.

Use of proceeds	The net proceeds from the sale of our Class A common stock in this offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $180.8 million (assuming the underwriters do not exercise their option to purchase additional shares) based on a public offering price of $23.75 per share.

We intend to use all of the net proceeds from this offering to purchase LLC Units or shares of Class A common, as applicable, of the selling stockholders in a “synthetic secondary” transaction, at a price per LLC Unit or share of Class A common stock, as applicable, equal to the public offering price per share of Class A common stock in this offering, less the underwriting discounts and commissions. As a result, Portillo’s OpCo will not receive any proceeds from this offering. See “Use of Proceeds” elsewhere in this prospectus.

Dividend policy	We do not anticipate paying any dividends on our Class A common stock for the foreseeable future; however, we may change this policy in the future. See “Dividend Policy” elsewhere in this prospectus.

Voting Rights	Each share of our Class A common stock and Class B common stock entitles its holder to one vote on all matters to be voted on by stockholders generally.

Holders of outstanding shares of our Class A common stock and Class B common stock vote as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law. See “Description of Capital Stock—Common Stock” elsewhere in this prospectus.

Risk Factors	Investing in our Class A common stock involves a high degree of risk. See the “Risk Factors” section of this prospectus beginning on page 30, as well as the risk factors included in “Part I. Item 1A. Risk Factors” in our Annual Report for a discussion of factors you should carefully consider before investing in our Class A common stock.

Listing	Our Class A common stock is listed on the Nasdaq under the symbol “PTLO.”

Except as otherwise indicated, the number of shares of our Class A common stock outstanding after this offering:

•	gives effect to the 7.4-to-1 reverse common unit split effected on October 20, 2021 in connection with the Reorganization Transactions;

•

excludes 35,673,321 shares of Class A common stock reserved for issuance upon redemption or exchange of LLC Units held by the Continuing Pre-IPO LLC Members prior to this offering on a one-for-one basis;

•

gives effect to the conversion of vested and unvested stock options awarded under our 2014 Equity Incentive Plan (the “2014 Plan”) into options on Class A common stock under the 2021 Plan (as defined herein) and excludes 6,426,041 shares of Class A common stock underlying such options;

•

excludes an aggregate of approximately 7,148,049 shares of our Class A common stock that will be available for future equity awards under the 2021 equity incentive plan (the “2021 Plan”) that we adopted at the time of the IPO;

•

excludes 2,665,579 shares of our Class A common stock underlying restricted stock units or issuable upon the exercise of stock options with an exercise price of $20.00, in each case, that we granted under the 2021 Plan; and

•	assumes no exercise of the underwriters’ option to purchase additional shares of Class A common stock.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to the exercise of the underwriters’ option to purchase additional shares of Class A common stock give effect to the use of the net proceeds therefrom.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables present the summary historical consolidated financial and other data for Portillo’s Inc. and its subsidiaries and the summary pro forma consolidated financial and other data for Portillo’s Inc. PHD Group Holdings LLC is the predecessor of the issuer, Portillo’s Inc., for financial reporting purposes. The statements of operations data for the years ended December 26, 2021, December 27, 2020 and December 29, 2019 and balance sheet data as of December 26, 2021 has been derived from Portillo’s Inc.’s audited consolidated financial statements and the related notes thereto incorporated by reference from our Annual Report. The summary historical consolidated financial information as of June 26, 2022 and for the two quarters ended June 26, 2022 and June 27, 2021 have been derived from the unaudited condensed consolidated financial statements and the related notes thereto incorporated by reference from the 2022 Q2 Quarterly Report. The unaudited condensed consolidated financial statements have been prepared on a basis consistent with our audited financial statements and, in our opinion, contain all adjustments, consisting of only normal recurring adjustments, necessary for fair presentation of such financial data. Results for any interim period are not necessarily indicative of the results that may be expected for the full fiscal year or any future period.

Portillo’s Inc. was formed as a Delaware corporation on June 8, 2021 and prior to the IPO did not conduct any activities other than those incident to its formation, those in preparation for the Reorganization Transactions and preparation of the IPO. The summary historical financial and other data of Portillo’s Inc. has not been presented because Portillo’s Inc. was a newly incorporated entity, had no business transactions or activities, assets or liabilities during the periods presented. Immediately following the IPO, Portillo’s Inc. became a holding company with its sole material asset being a controlling equity interest in Portillo’s OpCo. Portillo’s Inc., through Portillo’s OpCo, operates and conducts our business. Portillo’s OpCo is considered our predecessor for accounting purposes and its consolidated financial statements are our historical financial statements.

The summary unaudited pro forma combined and consolidated financial data of Portillo’s Inc. presented below have been derived from our unaudited pro forma combined and consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma consolidated statement of operations for the year ended December 26, 2021 gives effect to the pro forma adjustments related to the IPO and the Reorganization Transactions and this offering and the use of net proceeds therefrom as if all such transactions had been completed as of December 28, 2020. The unaudited pro forma consolidated statement of operations for the two quarters ended June 26, 2022 presents our consolidated results of income to give pro forma effect to this offering and use of net proceeds therefrom, as if all such transactions had been completed as of December 27, 2021. The summary unaudited pro forma consolidated balance sheet data as of June 26, 2022 gives effect to this offering and the use of the net proceeds therefrom, each as if they had occurred on June 26, 2022. The summary unaudited combined and consolidated pro forma financial data is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have occurred if the relevant transactions had been consummated on the dates indicated, nor is it indicative of future operating results or financial position. See “Unaudited Pro Forma Consolidated Financial Information” and “Organizational Structure” elsewhere in this prospectus.

Our historical results are not necessarily indicative of future results of operations. You should read the information set forth below together with “Organizational Structure,” “Unaudited Pro Forma Consolidated Financial Information,” “Capitalization” elsewhere in this prospectus as well as the audited consolidated financial statements and the related notes thereto included in our Annual Report and the unaudited condensed consolidated financial statements and the related notes thereto included in the 2022 Q2 Quarterly Report.

	Fiscal Years Ended			Two Quarters Ended		Fiscal Year Ended	Two Quarters Ended
	Portillo’s Inc.	Portillo’s OpCo	Portillo’s OpCo	Portillo’s Inc.	Portillo’s OpCo	Portillo’s Inc. Pro Forma
	December 26, 2021	December 27, 2020	December 29, 2019	June 26, 2022	June 27, 2021	December 26, 2021	June 26, 2022
Consolidated Statement of Operations and Comprehensive Loss:
REVENUES, NET	$534,952	$455,471	$479,417	$285,105	$258,041	$534,952	$285,105
COST AND EXPENSES:
Restaurant operating expenses:
Cost of goods sold, excluding depreciation and amortization	166,764	142,446	149,063	98,040	77,180	166,764	98,040
Labor	138,788	115,991	134,206	75,219	65,512	140,136	75,219
Occupancy	28,060	24,920	24,538	15,134	13,890	28,060	15,134
Other operating expenses	59,258	50,169	54,540	30,343	28,633	59,258	30,343

Total restaurant operating expenses	392,870	333,526	362,347	218,736	185,215	394,218	218,736
General and administrative expenses	87,089	39,854	43,118	31,126	24,005	93,039	31,126
Pre-opening expenses	3,565	2,209	2,834	979	1,960	3,565	979
Depreciation and amortization	23,312	24,584	24,364	10,514	12,709	23,312	10,514
Net income attributable to equity method investment	(797)	(459)	(766)	(398)	(359)	(797)	(398)
Other income, net	(1,099)	(1,537)	(1,402)	(105)	(803)	(1,099)	(105)

OPERATING INCOME	30,012	57,294	48,922	24,253	35,314	22,714	24,253
Interest expense	39,694	45,031	43,367	12,196	21,441	24,610	12,196
Loss on debt extinguishment	7,265	—	—	—	—	7,265	—
Tax Receivable Agreement liability adjustment	—	—	—	(1,754)	—	—	(1,754)

(LOSS) INCOME BEFORE INCOME TAXES	(16,947)	12,263	5,555	13,811	13,873	(9,161)	13,811
Income tax (benefit) expense	(3,531)	—	—	2,505	—	1,219	2,933

NET (LOSS) INCOME	(13,416)	12,263	5,555	11,306	13,873	(10,380)	10,878
Less: Redeemable preferred units accretion	(21,176)	(20,524)	(18,424)	—	(11,092)	—	—

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON HOLDERS	(34,592)	(8,261)	(12,869)	11,306	2,781	(10,380)	10,878
Net income (loss) attributable to non-controlling interests	(19,408)	—	—	6,001	—	(3,793)	4,990

NET INCOME (LOSS) ATTRIBUTABLE TO PORTILLO’S INC.	$(15,184)	$(8,261)	$(12,869)	$5,305	$2,781	$(6,587)	$5,888

Income (loss) per common share attributable to Portillo’s Inc.:
Basic	$(0.42)	$(0.16)	$(0.25)	$0.15	$0.05	$(0.16)	$0.14
Diluted	$(0.42)	$(0.16)	$(0.25)	$0.13	$0.05	$(0.16)	$0.13
Weighted-average common shares outstanding:
Basic	35,807,171	51,189,017	51,175,785	35,899,125	51,196,539	41,700,771	42,111,955
Diluted	35,807,171	51,189,017	51,175,785	39,839,292	51,563,292	41,700,771	46,052,122

	Fiscal Years Ended			Two Quarters Ended
	Portillo’s Inc.	Portillo’s OpCo	Portillo’s OpCo	Portillo’s Inc.	Portillo’s OpCo
	December 26, 2021	December 27, 2020	December 29, 2019	June 26, 2022	June 27, 2021
	(in thousands)
Net cash provided by operating activities	$42,874	$58,271	$43,325	$25,359	$32,817
Net cash used in investing activities	(36,260)	(21,420)	(22,012)	(13,910)	(18,545)
Net cash used in financing activities	(8,783)	(18,048)	(11,721)	(982)	(1,312)

Net (decrease) increase in cash and cash equivalents and restricted cash	(2,169)	18,803	9,592	10,467	12,960

Cash and cash equivalents and restricted cash at beginning of period	41,432	22,629	13,037	39,263	41,432
Cash and cash equivalents and restricted cash at end of period	$39,263	$41,432	$22,629	$49,730	$54,392

	Fiscal Years Ended			Two Quarters Ended
	Portillo’s Inc.	Portillo’s OpCo	Portillo’s OpCo	Portillo’s Inc.	Portillo’s OpCo
	December 26, 2021	December 27, 2020	December 29, 2019	June 26, 2022	June 27, 2021
Other Data:
Total Restaurants(a)	69	64	62	71	67
Change in same-restaurant sales(b)	10.5%	(7.7)%	3.3%	4.8%	12.7%
AUV (in millions)(a)	8.2	7.7	8.7	8.3	7.9
Adjusted EBITDA (in thousands)(c)	$98,497	$87,804	$79,495	$45,244	$51,073
Adjusted EBITDA Margin(c)	18.4%	19.3%	16.6%	15.9%	19.8%
Restaurant-Level Adjusted EBITDA (in thousands)(c)	$142,082	$121,945	$117,070	$66,369	$72,826
Restaurant-Level Adjusted EBITDA Margin(c)	26.6%	26.8%	24.4%	23.3%	28.2%

	Portillo’s Inc.	Portillo’s Inc.	Portillo’s Inc. Pro Forma
	As of December 26, 2021	As of June 26, 2022	June 26,
	Actual	Actual	2022
Consolidated Balance Sheet Data:
Cash and cash equivalents and restricted cash	$39,263	$49,730	$48,630
Total assets	999,573	1,007,894	1,050,340
Total debt(e)	319,153	318,734	318,734
Total liabilities	576,167	564,082	614,823
Working capital(f)	(7,921)	15,803	14,703
Total stockholders’ equity	423,406	443,812	435,517

(a)

Includes a restaurant that is owned by C&O of which Portillo’s owns 50% of the equity, as described in Note 7 – Equity Method Investment in the notes to the audited consolidated financial statements contained in our Annual Report. AUVs for the quarters ended June 26, 2022 and June 27, 2021 represent AUVs for the twelve months ended June 26, 2022 and June 27, 2021, respectively.

(b)

Excludes a restaurant that is owned by C&O of which Portillo’s owns 50% of the equity, as described in Note 7 – Equity Method Investment in the notes to the audited consolidated financial statements contained in our Annual Report.

(c)

Adjusted EBITDA and Adjusted EBITDA Margin as presented in this prospectus are supplemental measures of our performance that are neither required by, nor presented in accordance with GAAP. Adjusted EBITDA and Adjusted EBITDA Margin are not measurements of our financial performance under GAAP and should not be considered as an alternative to net income (loss), operating income, or any other performance measures derived in accordance with GAAP, or as alternatives to cash flow from operating activities as a measure of our liquidity. Adjusted EBITDA represents net income (loss) before depreciation and amortization, interest expense and income taxes, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing core operating performance as identified in the reconciliation of net income (loss), the most directly comparable measure under GAAP, to Adjusted EBITDA. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of total revenues.

Management uses Adjusted EBITDA and Adjusted EBITDA Margin (i) to evaluate our operating results and the effectiveness of our business strategies, (ii) internally as benchmarks to compare our performance to that of our competitors and (iii) as factors in evaluating management’s performance when determining incentive compensation. The use of Adjusted EBITDA and Adjusted EBITDA Margin as performance measures permit a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that are either non-recurring in nature or vary from period to period without any correlation to our ongoing core operating performance.

Adjusted EBITDA and Adjusted EBITDA Margin or similar non-GAAP measures are frequently used by securities analysts, investors and other interested parties as supplemental measures of financial performance within our industry. Management believes that Adjusted EBITDA and Adjusted EBITDA Margin provide investors with additional transparency of our operations.

Our presentation of Adjusted EBITDA and Adjusted EBITDA Margin should not be construed to imply that our future results will be unaffected by these items that are excluded. Adjusted EBITDA and Adjusted EBITDA Margin are supplemental measures of operating performance and our calculations thereof may not be comparable to similar measures reported by other companies. Adjusted EBITDA and Adjusted EBITDA Margin have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA and Adjusted EBITDA Margin do not adjust for all non-cash income or expense items that are reflected in our consolidated statement of cash flows;

•

although depreciation is a non-cash charge, the assets being depreciated will often have to be replaced in the future, Adjusted EBITDA and Adjusted EBITDA Margin do not reflect any cash requirements for such replacements;

•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect the impact of unit-based compensation on our results of operations;

•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect our income tax expense (benefit) or the cash requirements to pay our income taxes; and

•	other companies in our industry may calculate Adjusted EBITDA and Adjusted EBITDA Margin differently than we do, limiting their usefulness as comparative measures.

In evaluating Adjusted EBITDA and Adjusted EBITDA Margin, you should be aware that in the future we may incur expenses similar to those adjusted for in the reconciliation of net income (loss), the most directly comparable GAAP measure to Adjusted EBITDA. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from such non-GAAP financial measures. We further compensate for the limitations in our use of non-GAAP financial measures by presenting comparable GAAP measures more prominently.

See below for a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin:

	Portillo’s OpCo Fiscal Years Ended			Portillo’s OpCo Two Quarters Ended
	December 26, 2021	December 27, 2020	December 29, 2019	June 26, 2022	June 27, 2021
Net (loss) income	$(13,416)	$12,263	$5,555	$11,306	$13,873
Depreciation and amortization	23,312	24,584	24,364	10,514	12,709
Interest expense	39,694	45,031	43,367	12,196	21,441
Loss on debt extinguishment	7,265	—	—	—	—
Income tax expense (benefit)	(3,531)	—	—	2,505	—

EBITDA	53,324	81,878	73,286	36,521	48,023
Deferred rent(1)	3,161	2,771	2,405	1,946	1,594
Equity-based compensation	30,708	960	1,286	7,649	273
Option holder payment and consulting fees(2)	7,744	2,000	2,000	—	1,000
Other income(3)	292	130	304	125	132
Transaction-related fees & expenses(4)	3,268	65	214	757	51
Tax Receivable Agreement liability adjustment(5)	—	—	—	(1,754)	—

Adjusted EBITDA	$98,497	$87,804	$79,495	$45,244	$51,073

Adjusted EBITDA Margin	18.4%	19.3%	16.6%	15.9%	19.8%

(1)	Represents the difference between cash rent payments and the recognition of straight-line rent expense recognized over the lease term.
(2)	Represents consulting fees related to our former owner.
(3)	Represents loss on disposal of property and equipment.
(4)	Represents the exclusion of certain expenses that management believes are not indicative of ongoing operations, consisting primarily of certain professional fees.
(5)	Represents remeasurement of the Tax Receivable Agreement.

(d)

Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin are non-GAAP supplemental measures of operating performance of our restaurants that are neither required by, nor presented in accordance with GAAP, and should not be considered as a substitute for analysis of our results as reported under GAAP. Restaurant-Level Adjusted EBITDA represents revenue, less restaurant operating expenses, which include cost of goods sold, excluding depreciation and amortization, labor expenses, occupancy expenses, and other operating expenses. Restaurant-Level Adjusted EBITDA excludes corporate level expenses, pre-opening expenses and depreciation and amortization on restaurant property and equipment. Restaurant-Level Adjusted EBITDA Margin represents Restaurant-Level Adjusted EBITDA as a percentage of revenue.

Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin are important measures we use to evaluate the performance and profitability of our restaurants, individually and in the aggregate. Additionally, Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin or similar non-GAAP financial measures are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We believe that Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin, when used in conjunction with GAAP financial measures, provide useful information about our operating results, identify operational trends, and allow for greater transparency with respect to key metrics used by us in our financial and operational decision making. We use Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin to make decisions regarding future spending and other operational decisions. However, you should be aware that Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin are financial measures, which are not indicative of overall results for the Company, and Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin do not accrue directly to the benefit of stockholders because of corporate-level expenses excluded from such measures. In addition, our calculations of Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin thereof may not be comparable to similar measures reported by other companies, have limitations as analytical tools and should not be considered as a substitute for analysis of our results as reported under GAAP.

See below for a reconciliation of operating income, the most directly comparable GAAP measure, to Restaurant-Level Adjusted EBITDA.

	Portillo’s OpCo Fiscal Years Ended			Portillo’s OpCo Two Quarters Ended
	December 26, 2021	December 27, 2020	December 29, 2019	June 26, 2022	June 27, 2021
Operating income	$30,012	$57,294	$48,922	$24,253	$35,314
Plus:
General and administrative expenses	87,089	39,854	43,118	31,126	24,005
Pre-opening expenses	3,565	2,209	2,834	979	1,960
Depreciation and amortization	23,312	24,584	24,364	10,514	12,709
Net income attributable to equity method investment	(797)	(459)	(766)	(398)	(359)
Other income, net	(1,099)	(1,537)	(1,402)	(105)	(803)

Restaurant-Level Adjusted EBITDA	$142,082	$121,945	$117,070	$66,369	$72,826

Restaurant-Level Adjusted EBITDA Margin	26.6%	26.8%	24.4%	23.3%	28.2%

(e)	Total debt includes unamortized debt discount and deferred issuance costs.
(f)	Working capital means current assets less current liabilities.

RISK FACTORS

An investment in our Class A common stock involves a high degree of risk. You should carefully consider each of the following risk factors, together with the other information contained in this prospectus and the information incorporated by reference in this prospectus, including the risk factors included in “Part I. Item 1A. Risk Factors” in our Annual Report and other reports we file with the SEC, our audited consolidated financial statements and related notes and our unaudited condensed consolidated financial statements and related notes, before investing in our Class A common stock. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and cash flow, in which case the trading price of our Class A common stock could decline and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, prospects, financial condition, results of operations and cash flow. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to this Offering and Ownership of Our Class A Common Stock

Future offerings of debt or equity securities by us may have a material adverse effect on the market price of our Class A common stock.

In the future, we may attempt to obtain financing or to further increase our capital resources by issuing additional shares of our Class A common stock or by offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity or shares of preferred stock.

Any future debt financing could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters, which might make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. Moreover, if we issue debt securities, the debt holders would have rights to make claims on our assets senior to the rights of our holders of our Class A common stock. The issuance of additional shares of our Class A common stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of our existing stockholders or reduce the market price of our Class A common stock or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our Class A common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may have a material adverse effect on the amount, timing, or nature of our future offerings. Thus, holders of our Class A common stock bear the risk that our future offerings may reduce the market price of our Class A common stock and dilute their stockholdings in us.

If the ownership of our Class A common stock continues to be highly concentrated, it may prevent you and other minority stockholders from influencing significant corporate decisions and may result in conflicts of interest.

Following the closing of this offering, funds managed by Berkshire are expected to own (i) approximately 52.7% of the combined voting power of our common stock (or approximately 51.1% of the combined voting power of our common stock, if the underwriters exercise their option to purchase additional shares of Class A common stock in full) and (ii) approximately 52.7% of the economic interest in Portillo’s OpCo (or approximately 51.1% of the economic interest in Portillo’s OpCo, if the underwriters’ option to purchase additional shares is fully exercised). As a result, Berkshire will indirectly beneficially own shares sufficient for majority votes over all matters requiring stockholder votes, including: the election of directors; mergers, consolidations and acquisitions; the sale of all or substantially all of our assets and other decisions affecting our capital structure; amendments to our certificate of incorporation or our bylaws; and our winding up and dissolution.

This concentration of ownership may delay, deter or prevent acts that would be favored by our other stockholders. The interests of Berkshire may not always coincide with our interests or the interests of our other stockholders. This concentration of ownership may also have the effect of delaying, preventing or deterring a change in control of us. Also, Berkshire may seek to cause us to take courses of action that, in its judgment, could enhance its investment in us, but which might involve risks to our other stockholders or adversely affect us or our other stockholders, including investors in this offering. As a result, the market price of our Class A common stock could decline or stockholders might not receive a premium over the then-current market price of our Class A common stock upon a change in control. In addition, this concentration of share ownership may adversely affect the trading price of our Class A common stock because investors may perceive disadvantages in owning shares in a company with significant stockholders. See “Principal Stockholders” and “Description of Capital Stock—Anti-takeover Provisions” elsewhere in this prospectus.

As a controlled company, we will not be subject to all of the corporate governance rules of the Nasdaq.

We currently qualify as a “controlled company” under the rules of the Nasdaq. Controlled companies are exempt from the Nasdaq corporate governance rules requiring that listed companies have (i) a majority of the Board consist of “independent” directors under the listing standards of the Nasdaq, (ii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting the Nasdaq requirements and (iii) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of the Nasdaq. We are currently not availing ourselves of these exemptions. Our Board is composed of a majority of independent directors and our Compensation Committee and our Nominating and Corporate Governance Committee is composed entirely of independent directors. If we choose to avail ourselves of these exceptions in the future, we may not have a majority of independent directors and our nomination and corporate governance committee and compensation committee may not consist entirely of independent directors and you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the Nasdaq.

We do not anticipate paying any dividends on our Class A common stock in the foreseeable future.

We do not expect to declare or pay any cash or other dividends in the foreseeable future on our Class A common stock because we intend to use cash flow generated by operations to grow our business. Our Credit Facilities do not restrict our ability to pay cash dividends on our Class A common stock but they may restrict the ability of certain subsidiaries of Portillo’s OpCo to pay such cash dividends to Portillo’s OpCo. We may also enter into other credit agreements or other borrowing arrangements in the future that restrict or limit our ability to pay cash dividends on our Class A common stock. As a result, you may not receive any return on an investment in our Class A common stock unless you sell our Class A common stock for a price greater than that which you paid for it. See “Dividend Policy” elsewhere in this prospectus.

Our quarterly results of operations may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, some of which are beyond our control, resulting in a decline in our stock price.

Our quarterly results of operations may fluctuate due principally to seasonal factors and the timing of holidays. Accordingly, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year and same-restaurant sales for any particular future period may decrease. In addition, as we expand our number of restaurants in hot weather climates, the seasonality of our business may be amplified due to a portion of the population who lives elsewhere in the summer. Similarly, our plans to expand the number of restaurants in cold weather climate could be impacted by the population heading south for the summer. In the future, results of operations may fall below the expectations of securities analysts and investors. In that event, the price of our Class A common stock could be adversely impacted.

The market price and trading volume of our Class A common stock has been, and may in the future, be volatile, which could result in rapid and substantial losses for our stockholders, and you may lose all or part of your investment.

Shares of our Class A common stock sold in this offering may experience significant volatility on the Nasdaq. An active, liquid and orderly market for our Class A common stock may not be sustained, which could depress the trading price of our Class A common stock or cause it to be highly volatile or subject to wide fluctuations. The market price of our Class A common stock has fluctuated and may fluctuate or may decline significantly in the future and you could lose all or part of your investment. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our Class A common stock include:

•	variations in our quarterly or annual results of operations;

•	changes in our earnings estimates (if provided) or differences between our actual results of operations and those expected by investors and analysts;

•	the contents of published research reports about us or our industry or the failure of securities analysts to cover our Class A common stock;

•	additions or departures of key management personnel;

•	any increased indebtedness we may incur in the future;

•	any issuances of additional shares of Class A common stock in the future or additional “synthetic secondary” transactions;

•	announcements by us or others and developments affecting us;

•	actions by institutional stockholders;

•	litigation and governmental investigations;

•	legislative or regulatory changes;

•	judicial pronouncements interpreting laws and regulations;

•	changes in government programs;

•	changes in market valuations of similar companies;

•	restaurant or dining area closures or modified operating hours due to the COVID-19 pandemic;

•	reduced guest traffic due to illness, quarantine or government or self-imposed restrictions placed on our restaurants’ operations;

•

changes in consumer spending behaviors (e.g., continued practice of social distancing, decrease in consumer confidence in general macroeconomic conditions and a decrease in consumer discretionary spending);

•	speculation or reports by the press or investment community with respect to us or our industry in general;

•	announcements by us or our competitors of significant contracts, acquisitions, dispositions, strategic relationships, joint ventures or capital commitments; and

•	general market, political and economic conditions, including local conditions in the markets in which we operate.

These broad market and industry factors may decrease the market price of our Class A common stock, regardless of our actual financial performance. The stock market in general has from time to time experienced extreme price and volume fluctuations, including recently. In addition, in the past, following periods of volatility in the overall market and decreases in the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources, which could have a material adverse effect on our business, financial condition and results of operations.

The market price of our Class A common stock could be negatively affected by sales of substantial amounts of our Class A common stock in the public markets.

After this offering, we will have 42,111,955 shares of Class A common stock outstanding (or 71,891,676 shares of Class A common stock assuming that the Continuing Pre-IPO LLC Members redeem or exchange all of their LLC Units and shares of Class B common stock for newly issued shares of our Class A common stock on a one-for-one basis). Of our issued and outstanding shares, all the Class A common stock sold in this offering will be freely transferable, except for any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Following the closing of this offering, approximately 52.7% of our Class A common stock on an as-converted basis (or 51.1% if the underwriters’ option to purchase additional shares is fully exercised), will be beneficially owned by funds managed by Berkshire, and can be resold into the public markets in the future in accordance with the requirements of Rule 144. See “Shares Eligible For Future Sale” elsewhere in this prospectus.

The future issuance of additional Class A common stock in connection with any equity plans, acquisitions or otherwise will dilute all other stockholdings.

We may issue all these shares of Class A common stock without any action or approval by our stockholders, subject to certain exceptions. Any Class A common stock issued in connection with any equity incentive plan, the exercise of outstanding stock options, or otherwise, would dilute the percentage ownership held by the investors who purchase Class A common stock in this offering.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

We are an emerging growth company, as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we have elected to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These provisions include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and of stockholder approval of any golden parachute payments not previously approved. We do not know if some investors will find our Class A common stock less attractive as a result of our decision to avail ourselves of certain of these exemptions. The result may be a less-active trading market for our Class A common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, therefore, we can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We could remain an emerging growth company for up to five years or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (b) the date that we become a large accelerated filer as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in non-convertible debt securities in the preceding three-year period.

The exact implications of the JOBS Act are still subject to interpretations and guidance by the SEC and other regulatory agencies, and we cannot assure you that we will be able to take advantage of all of the benefits of the JOBS Act. In addition, investors may find our Class A common stock less attractive to the extent we rely on the exemptions and relief granted by the JOBS Act. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may decline or become more volatile.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

•	continued adverse effects of the COVID-19 pandemic or future pandemics or disease outbreaks on our financial condition and results of operations;

•	our vulnerability to changes in consumer preferences and economic conditions;

•	increases in the cost of our frequently used food items or shortages or disruptions in the supply or delivery of frequently used food items;

•	our inability to open new restaurants in new and existing markets;

•	the number of visitors to areas where our restaurants are located may decline;

•	our inability to generate same-restaurant sales growth;

•	our marketing programs and limited-time or seasonal menu offerings may fail to generate profits;

•	incidents involving food-borne illness and food safety, including food tampering or contamination, which we may be unable to prevent;

•	our inability to compete successfully with other lunch and dinner restaurants;

•	our vulnerability to adverse geographic, demographic, unemployment, economic, regulatory and weather conditions;

•	damage to our reputation and negative publicity, even if unwarranted;

•	our vulnerability to changes in the digital and delivery business;

•	our inability or failure to recognize, respond to and effectively manage the accelerated impact of social media;

•	our reliance on a small number of suppliers and distributors for a substantial amount of our food and beverages;

•	our failure to effectively address environmental, social and other sustainability matters affecting our industry, or to set and meet relevant sustainability goals;

•	our level of indebtedness and our duty to comply with covenants under our Credit Facilities;

•	the interests of Berkshire may differ from those of our public stockholders;

•	our failure to adequately protect our network security;

•	compliance with federal and local environmental, labor, employment and food safety laws and regulations; and

•	our inability to effectively manage our internal controls over financial reporting.

See “Risk Factors” elsewhere in this prospectus and the documents incorporated by reference for a further description of these and other factors. For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this prospectus. Any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

ORGANIZATIONAL STRUCTURE

Structure Prior to the Reorganization Transactions

We currently conduct our business through Portillo’s OpCo and its subsidiaries. We are a holding company and our sole material asset is our ownership interest in Portillo’s OpCo. Portillo’s Inc. was incorporated as a Delaware corporation on June 8, 2021 to serve as the issuer of the Class A common stock in the IPO.

The Reorganization Transactions

In connection with the IPO, we entered into the Reorganization Transactions.

In connection with the Reorganization Transactions, Portillo’s Inc. became the sole managing member of Portillo’s OpCo. Because we manage and operate the business and control the strategic decisions and day-to-day operations of Portillo’s OpCo and because we also have a substantial financial interest in Portillo’s OpCo, we consolidated the financial results of Portillo’s OpCo, and a portion of our net income will be allocated to the noncontrolling interest to reflect the entitlement of the Continuing Pre-IPO LLC Members to a portion of Portillo’s OpCo’s net income. In addition, because Portillo’s OpCo is under the common control of the Pre-IPO LLC Members before and after the Reorganization Transactions (both directly and indirectly through their ownership of us), we have accounted for the Reorganization Transactions as a reorganization of entities under common control and measure the interests of the Continuing Pre-IPO LLC Members in the assets and liabilities of Portillo’s OpCo at their carrying amounts as of the date of the completion of the consummation of the Reorganization Transactions.

Our amended and restated certificate of incorporation authorizes the issuance of two classes of common stock: Class A common stock and Class B common stock. Each share of common stock will entitle its holder to one vote per share on all matters submitted to a vote of our stockholders. The Class B common stock is not entitled to economic interests in Portillo’s Inc. See “Description of Capital Stock” elsewhere in this prospectus.

Prior to the completion of the IPO, we acquired, directly and indirectly, LLC Units through the Mergers. Upon completion of the IPO, the Reorganization Parties collectively held 12,496,361 shares of Class A common stock of Portillo’s Inc. and did not directly hold interests in Portillo’s OpCo.

In connection with the Reorganization Transactions, each Continuing Pre-IPO LLC Member was issued a number of shares of our Class B common stock in an amount equal to the number of LLC Units held by such Continuing Pre-IPO LLC Member.

Portillo’s OpCo entered into the Amended LLC Agreement in connection with the Reorganization Transactions and the IPO. Under the Amended LLC Agreement, holders of LLC Units (other than us and our wholly owned subsidiaries), including the Continuing Pre-IPO LLC Members, have the right to require Portillo’s OpCo to redeem all or a portion of their LLC Units for newly issued shares of Class A common stock on a one-for-one basis in accordance with the terms of the Amended LLC Agreement. Shares of Class B common stock will be cancelled on a one-for-one basis if we, following a redemption request from a holder of LLC Units, redeem or exchange LLC Units of such holder pursuant to the terms of the Amended LLC Agreement. Except for transfers to us or to certain permitted transferees pursuant to the Amended LLC Agreement, the LLC Units and corresponding shares of Class B common stock may not be sold, transferred or otherwise disposed of.

In connection with the Reorganization Transactions and the IPO, we entered into a Tax Receivable Agreement that obligates us to make payments to the TRA Parties in the aggregate generally equal to 85% of the applicable cash savings that we actually realize, or in certain circumstances are deemed to realize, as a result of

(i) our allocable share of existing tax basis in depreciable or amortizable assets relating to LLC Units acquired in the IPO, (ii) certain favorable tax attributes we acquired from the Blocker Companies in the Mergers, (iii) increases in our allocable share of then existing tax basis in depreciable or amortizable assets, and adjustments to the tax basis of the tangible and intangible assets, of Portillo’s OpCo and its subsidiaries, as a result of (x) sales or exchanges of interests in Portillo’s OpCo in connection with the IPO and (y) subsequent redemptions or exchanges of LLC Units by Continuing Pre-IPO LLC Members for cash or Class A common stock, including in connection with this offering, and (iv) certain other tax benefits related to entering into the Tax Receivable Agreement, including payments made under the Tax Receivable Agreement. We retain the benefit of the remaining 15% of these tax savings.

Holding Company Structure and the Tax Receivable Agreement

We are a holding company and our sole material asset is our ownership interests in Portillo’s OpCo. The number of LLC Units that we own directly and indirectly in the aggregate at any time will equal the aggregate number of outstanding shares of our Class A common stock. The economic interest represented by each LLC Unit that we own directly and indirectly corresponds to one share of our Class A common stock, and the total number of LLC Units owned directly and indirectly by us and the holders of our Class B common stock at any given time equals the sum of the outstanding shares of all classes of our common stock.

Our Class B common stock is not listed (and we do not intend to list our Class B common stock) on any stock exchange.

We acquired certain favorable tax attributes from the Blocker Companies in the Mergers. In addition, acquisitions by us of LLC Units in connection with the IPO (including the repayment of the redeemable preferred units) and from Continuing Pre-IPO LLC Members in connection with subsequent redemptions or exchanges by the Continuing Pre-IPO LLC Members of LLC Units for shares of our Class A common stock or cash are expected to result in favorable tax attributes that will be allocated to us. These tax attributes would not be available to us in the absence of those transactions and are expected to reduce the amount of tax that we would otherwise be required to pay in the future.

We are party to the Tax Receivable Agreement with the TRA Parties. Under the Tax Receivable Agreement, we generally are required to pay to the TRA Parties, in the aggregate, 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize, or in certain circumstances are deemed to realize, as a result of (i) our allocable share of existing tax basis in depreciable or amortizable assets relating to LLC Units acquired in the IPO, (ii) certain favorable tax attributes we acquired from the Blocker Companies in the Mergers, (iii) increases in our allocable share of then existing tax basis in depreciable or amortizable assets, and adjustments to the tax basis of the tangible and intangible assets, of Portillo’s OpCo and its subsidiaries, as a result of (x) sales or exchanges of interests in Portillo’s OpCo in connection with the IPO and (y) subsequent redemptions or exchanges of Units by Continuing Pre-IPO LLC Members for cash or Class A common stock, including in connection with this offering, and (iv) certain other tax benefits related to entering into the Tax Receivable Agreement, including payments made under the Tax Receivable Agreement.

Based on several assumptions, it was estimated that, as of June 26, 2022, our obligation for future payments under the Tax Receivable Agreement totaled $154.9 million. Amounts payable under the Tax Receivable Agreement are contingent upon, among other things, (i) generation of future taxable income over the term of the Tax Receivable Agreement and (ii) future changes in tax laws. If we do not generate sufficient taxable income in the aggregate over the term of the Tax Receivable Agreement to utilize the tax benefits, then we would not be required to make the related Tax Receivable Agreement payments. The payments that we are required to make will generally reduce the amount of overall cash flow that might have otherwise been available to us, but we expect the cash tax savings we will realize to fund the required payments. Assuming no material changes in relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, we estimate that the tax savings associated with all tax attributes described above would aggregate to approximately $182.2 million as of June 26, 2022. Under this scenario, we would be required to pay the TRA Parties approximately 85% of such amount, or $154.9 million, primarily over the next 15 years, substantially declining in year 16 through year 47. The actual amounts we will be required to pay may materially differ from these hypothetical amounts, because potential future tax savings that we will actually realize or be deemed to realize, and the Tax Receivable Agreement payments made by us, will be calculated based in part on the market value of our Class A common stock at the time of each exchange of an LLC Unit for a share of Class A common stock and the prevailing applicable federal tax rate (plus the assumed combined state and local tax rate) applicable to us over the life of the Tax Receivable Agreement and will depend on our generating sufficient taxable income to realize the tax benefits that are subject to the Tax Receivable Agreement.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions we determine, and the IRS or another taxing authority may challenge all or part of the existing tax basis, deductions, tax basis increases, net operating losses or other tax attributes subject to the Tax Receivable Agreement, and a court could sustain such challenge. Payments we will be required to make under the Tax Receivable Agreement generally will not be reduced as a result of any taxes imposed on us, Portillo’s OpCo or any direct or indirect subsidiary thereof that are attributable to a tax period (or portion thereof) ending on or before the Mergers or the date of the completion of the IPO. Further, the TRA Parties will not reimburse us for any payments previously made if such tax attributes are subsequently challenged by a taxing authority and are ultimately disallowed, except that any excess payments made to a TRA Party will be netted against future payments otherwise to be made to such TRA Party under the Tax Receivable Agreement, if any, after our determination of such excess. As a result, in such circumstances we could make future payments under the Tax Receivable Agreement that are greater than our actual cash tax savings and may not be able to recoup those payments, which could negatively impact our liquidity. See “Part I. Item 1A. Risk Factors—Risks Related to Our Organizational Structure—We will not be reimbursed for any payments made to the TRA Parties under the Tax Receivable Agreement in the event that any tax benefits are disallowed” in our Annual Report which is incorporated by reference herein.

Our obligations under the Tax Receivable Agreement will also apply with respect to any person who is issued LLC Units in the future and who becomes a party to the Tax Receivable Agreement.

We are a holding company with no operations of our own and our ability to make payments under the Tax Receivable Agreement will depend on the ability of Portillo’s OpCo to make distributions to us. Deterioration in the financial condition, earnings, or cash flow of Portillo’s OpCo and its subsidiaries for any reason could limit or impair their ability to pay such distributions. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments generally will be deferred and will accrue interest until paid. Nonpayment for a specified period, however, may constitute a breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement (unless, generally, such nonpayment is due to a lack of sufficient funds) which could negatively impact our results of operations and could also affect our liquidity in periods in which such payments are made.

USE OF PROCEEDS

We estimate that the net proceeds to us from our sale of 8,000,000 shares of Class A common stock in this offering will be $181.9 million based on a public offering price of $23.75 per share, after deducting underwriting discounts and commissions, but before deducting any estimated expenses payable by us in connection with this offering.

We intend to use all of the net proceeds from this offering to purchase or cancel, as the case may be, LLC Units, shares of Class A common stock or options under the 2021 Plan, as applicable, of the selling stockholders in a “synthetic secondary” transaction, at a price per LLC Unit, share of Class A common stock or cancelled option, as applicable, equal to the public offering price per share of Class A common stock in this offering, less the underwriting discounts and commissions, the exercise price of the cancelled option (if applicable) and any withholding taxes. As a result, Portillo’s OpCo will not receive any proceeds from this offering (other than the exercise price in connection with the cancellation of the options).

The underwriters also have an option to purchase up to an additional 1,200,000 shares of Class A common stock from us. We estimate that the net proceeds to us, if the underwriters exercise their right to purchase the maximum of 9,200,000 shares of Class A common stock from us, will be $209.2 million based on a public offering price of $23.75 per share, after deducting underwriting discounts and commissions, but before deducting any estimated expenses payable by us in connection with this offering. We will use the additional net proceeds we receive pursuant to any exercise of the underwriters’ option to purchase additional LLC Units or shares of Class A common stock from certain selling stockholders.

We estimate that the offering expenses (other than the underwriting discount and commissions) will be approximately $1.1 million. All of such offering expenses will be paid for or otherwise borne by Portillo’s OpCo.

DIVIDEND POLICY

We do not currently intend to pay cash dividends on our Class A common stock in the foreseeable future. However, in the future, subject to the factors described below and our future liquidity and capitalization, we may change this policy and choose to pay dividends. Any determination to pay dividends in the future will be at the discretion of our Board and will depend upon our results of operations, cash requirements, financial condition, contractual restrictions, restrictions imposed by applicable laws and other factors that our Board may deem relevant.

We are a holding company that does not conduct any business operations of our own, and we have no material assets other than our ownership of LLC Units in Portillo’s OpCo. As a result, our ability to pay cash dividends on our common stock, if our Board determines to do so, will be dependent upon the ability of Portillo’s OpCo to pay cash dividends and distributions to us. The ability of Portillo’s OpCo to pay cash dividends and distributions to us is not restricted by the terms of our Credit Facilities but the ability of certain subsidiaries of Portillo’s OpCo to make such cash dividend and distributions to Portillo’s OpCo may be restricted by the terms of the Credit Facilities. See “Description of Material Indebtedness” elsewhere in this prospectus.

If Portillo’s OpCo makes such distributions, the holders of LLC Units will be entitled to receive equivalent distributions from Portillo’s OpCo. However, because we must pay taxes, make payments under the Tax Receivable Agreement and pay our expenses, amounts ultimately distributed as dividends to holders of our Class A common stock are expected to be less than the amounts distributed by Portillo’s OpCo to the other holders of LLC Units on a per share basis.

Under the Amended LLC Agreement, Portillo’s OpCo generally is required from time to time to make pro rata distributions in cash to us and the other holders of LLC Units at certain assumed tax rates in amounts that are intended to be sufficient to cover the income taxes payable on our and the other LLC Unit holders’ respective allocable shares of the taxable income of Portillo’s OpCo. We may receive tax distributions significantly in excess of our tax liabilities and obligations to make payments under the Tax Receivable Agreement. Our Board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, funding repurchases of shares of Class A common stock; acquiring additional newly issued LLC Units from Portillo’s OpCo at a per unit price determined by reference to the market value of the Class A common stock; paying dividends, which may include special dividends, on its shares of Class A common stock; or any combination of the foregoing. We will have no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders. We also expect, if necessary, to undertake ameliorative actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding LLC Units, to maintain one to one parity between LLC Units and shares of Class A common stock. See “Part I. Item 1A. Risk Factors—In certain circumstances, Portillo’s OpCo will be required to make distributions to us and the other holders of LLC Units, and the distributions that Portillo’s OpCo will be required to make may be substantial” in our Annual Report.

See “Organizational Structure,” “Description of Material Indebtedness,” “Description of Capital Stock” in this prospectus and “Part I. Item 1A. Risk Factors—Risks Related to this Offering and Ownership of Our Class A Common Stock—We do not anticipate paying any dividends on our Class A common stock in the foreseeable future” and “Part II. Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our Annual Report which has been incorporated by reference herein.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 26, 2022:

•	on an actual basis for Portillo’s Inc.; and

•	on an as adjusted basis to give effect to this offering and the application of the net proceeds from this offering.

This table should be read in conjunction with “Use of Proceeds,” “Unaudited Pro Forma Consolidated Financial Information,” and “Description of Capital Stock” and the consolidated financial statements and notes thereto appearing elsewhere in this prospectus and with “Part II. Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report which is incorporated by reference herein.

	Portillo’s Inc.
	As of June 26, 2022
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents and restricted cash	$49,730	$48,630

Debt:
Current portion of long-term debt	3,324	3,324
Long-term debt, net of current portion	315,410	315,410

Total debt(1)(2)	318,734	318,734
Equity:
Preferred stock, $0.01 par value per share, 10,000,000 shares authorized, 0 issued and outstanding	—	—
Class A common stock, $0.01 par value per share, 380,000,000 shares authorized, 36,218,355 and 42,111,955 shares issued and outstanding, actual and as adjusted	362	421
Class B common stock, $0.00001 par value per share, 50,000,000 shares authorized, 35,673,321 and 29,779,721 shares issued and outstanding, actual and as adjusted	—	—
Additional paid-in capital	192,862	229,665
Accumulated deficit	(10,645)	(11,745)

Total Stockholders’ Equity attributable to Portillo’s Inc.	182,579	218,341

Non-controlling interest(3)	261,233	217,176

Total Stockholders’ Equity	433,812	435,517

Total capitalization	$762,546	$754,251

(1)	Total debt includes unamortized debt discount and deferred issuance costs as of June 26, 2022.
(2)	For a description of our debt, see “Description of Material Indebtedness” elsewhere in this prospectus.
(3)	Represents Continuing Pre-IPO LLC Members’ LLC Units.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

We have derived the unaudited consolidated pro forma statement of operations for the year ended December 26, 2021 set forth below by the application of pro forma adjustments to the audited consolidated financial statements of Portillo’s Inc. and its subsidiaries included in our Annual Report, which is incorporated by reference herein. We have derived the unaudited consolidated pro forma statement of operations for the two quarters ended June 26, 2022 set forth below by the application of pro forma adjustments to the unaudited consolidated financial statements of Portillo’s Inc. and its subsidiaries included in our 2022 Q2 Quarterly Report, which is incorporated by reference herein. We have derived the unaudited pro forma consolidated balance sheet as of June 26, 2022 set forth below by the application of pro forma adjustments to the unaudited consolidated financial statements of Portillo’s Inc. and its subsidiaries included in our 2022 Q2 Quarterly Report, which is incorporated by reference herein.

The following unaudited pro forma consolidated statement of operations for the year ended December 26, 2021 gives effect to the pro forma adjustments related to (i) the IPO and the Reorganization Transactions, which we refer to as the “IPO and Reorganization Transactions,” and (ii) the offering and sale of 8,000,000 shares of Class A common stock (excluding shares issuable upon exercise of the underwriters’ option to purchase additional shares) and the application of net proceeds in this offering, as if all such transactions had been completed as of December 28, 2020. The unaudited pro forma consolidated statement of operations for the two quarters ended June 26, 2022 presents our consolidated results of income to give pro forma effect unaudited pro forma to the offering and sale of 8,000,000 shares of Class A common stock (excluding shares issuable upon exercise of the underwriters’ option to purchase additional shares) and the application of net proceeds in this offering, as if all such transactions had been completed as of December 27, 2021. The unaudited pro forma balance sheet as of June 26, 2022 presents our financial position to give pro forma effect to the offering and sale of 8,000,000 shares of Class A common stock (excluding shares issuable upon exercise of the underwriters’ option to purchase additional shares) and the application of net proceeds in this offering, as if it had occurred on June 26, 2022.

The unaudited pro forma financial information has been prepared by our management and is based on Portillo’s Inc. historical financial statements and the assumptions and adjustments described in the notes to the unaudited pro forma financial information below. The presentation of the unaudited pro forma financial information is prepared in conformity with Article 11 of Regulation S-X rules effective January 1, 2021.

We based the pro forma adjustments on available information and on assumptions that we believe are reasonable under the circumstances in order to reflect, on a pro forma basis, the impact of the relevant transactions on the historical financial information of Portillo’s. See the notes to unaudited pro forma financial information below for a discussion of assumptions made. The unaudited pro forma financial information does not purport to be indicative of our results of operations or financial position had the relevant transactions occurred on the dates assumed and does not project our results of operations or financial position for any future period or date.

The IPO and Reorganization Transactions are described in the notes to the unaudited pro forma consolidated financial information and primarily include:

•	adjustments for the IPO and Reorganization Transactions, the entry into the Amended LLC Agreement and the entry into the Tax Receivable Agreement;

•

the issuance of shares of our Class A common stock to the purchasers in the IPO and Reorganization Transactions in exchange for net proceeds of approximately $437.1 million, after deducting underwriting discounts and commissions but before offering expenses (including exercise of the underwriters’ option to purchase additional shares);

•

the application by Portillo’s Inc. of the net proceeds from the IPO and Reorganization Transactions to acquire newly issued LLC Units from Portillo’s OpCo at a purchase price per LLC Unit equal to the initial public offering price of Class A common stock, net of underwriting discounts and commissions;

•

the application by Portillo’s OpCo of a portion of the proceeds of the sale of LLC Units to Portillo’s Inc. to repay the redeemable preferred units in full (including the redemption premium) and to repay all of the borrowings outstanding under the Second Lien Credit Agreement (including prepayment penalties), in each case, in the IPO and Reorganization Transactions;

•	a provision for federal, state and local income taxes of Portillo’s Inc. as a taxable corporation; and

•	the allocation of net income between non-controlling and Portillo’s Inc. based on Portillo’s Inc.’s 50.1% ownership of Portillo’s OpCo following the IPO and Reorganization Transactions.

The Offering Adjustments are described in the notes to the unaudited pro forma consolidated financial information and primarily include:

•

the offering and issuance of shares of 8,000,000 shares of Class A common stock (excluding shares issuable upon exercise of the underwriters’ option to purchase additional shares) in exchange for net proceeds of $181.9 million based on a public offering price of $23.75 per share, after deducting underwriting discounts and commissions but before offering expenses (and, unless otherwise indicated, assuming no exercise of the underwriters’ option to purchase additional shares);

•

the application by Portillo’s Inc. of the net proceeds from this offering to acquire newly issued LLC Units from Portillo’s OpCo at a purchase price per LLC Unit equal to the assumed offering price of Class A common stock net of underwriting discounts and commissions;

•

the application by Portillo’s OpCo of the proceeds of the sale of LLC Units to Portillo’s Inc. to purchase shares of Class A common stock, after deducting underwriting discounts and commissions, in this offering to purchase LLC Units from certain Continuing Pre-IPO LLC Members and to purchase shares of Class A common stock from the Reorganization Parties;

•

the application by Portillo’s OpCo of a portion of the proceeds of the sale of LLC Units to Portillo’s Inc., as well as cash on hand, to pay fees and expenses, including underwriting discounts and commissions, of approximately $9.2 million in connection with this offering;

•

the adjustment to the Tax Receivable Agreement liability and related deferred income taxes for the increase in expected tax benefits to be realized from the exchange of common units for a corresponding number of shares of Class A common stock in connection with this offering;

•	adjustments to the provision for income taxes and deferred income taxes reflecting the increased ownership of Portillo’s OpCo by Portillo’s Inc.; and

•	the allocation of net income between non-controlling interests and Portillo’s Inc. based on Portillo’s Inc. 58.6% ownership of Portillo’s OpCo following this offering.

The unaudited pro forma consolidated financial information is provided for informational purposes only and is not necessarily indicative of the operating results that would have occurred if the IPO and Reorganization Transactions or Offering Adjustments had been completed as of the dates set forth above, nor is it indicative of our future results. Additionally, the unaudited pro forma consolidated financial information does not give effect to the potential impact of any anticipated synergies, operating efficiencies, or cost savings that may result.

The unaudited pro forma consolidated financial information should be read together with “Organizational Structure,” “Capitalization” and our historical financial statements and related notes incorporated by reference in this prospectus.

UNAUDITED PRO FORMA CONSOLIDATED

STATEMENT OF OPERATIONS

	For the Year Ended December 26, 2021
	Portillo’s Inc	IPO and Reorganization Transactions		As Adjusted Before Offering	Offering Adjustments	Pro Forma Portillo’s Inc.
	(in thousands, except per share data)
REVENUES, NET	$534,952	$—		$534,952	$—	$534,952

COST AND EXPENSES:
Restaurant operating expenses:
Cost of goods sold, excluding depreciation and amortization	166,764	—		166,764	—	166,764
Labor	138,788	1,348	(8)	140,136	—	140,136
Occupancy	28,060	—		28,060	—	28,060
Other operating expenses	59,258	—		59,258	—	59,258

Total restaurant operating expenses	392,870	1,348		394,218	—	394,218
General and administrative expenses	87,089	5,950	(8)	93,039	—	93,039
Pre-opening expenses	3,565	—		3,565	—	3,565
Depreciation and amortization	23,312	—		23,312	—	23,312
Net income attributable to equity method investment	(797)	—		(797)	—	(797)
Other income, net	(1,099)	—		(1,099)	—	(1,099)

OPERATING INCOME	30,012	(7,298)		22,714	—	22,714
Interest expense	39,694	(15,084	)(6)	24,610	—	24,610
Loss on debt extinguishment	7,265	—		7,265	—	7,265

INCOME (LOSS) BEFORE INCOME TAXES	(16,947)	7,786		(9,161)	—	(9,161)
Income tax (benefit) expense	(3,531)	4,492	(1)	961	258 (3)	1,219

NET (LOSS) INCOME	(13,416)	3,294		(10,122)	(258)	(10,380)
Less: Redeemable preferred units accretion	(21,176)	21,176	(7)	—	—	—

NET (LOSS) INCOME ATTRIBUTABLE TO COMMON HOLDERS	(34,592)	24,470		(10,122)	(258)	(10,380)
Net (loss) income attributable to non-controlling interests	(19,408)	14,836	(2)	(4,572)	779 (4)	(3,793)

NET (LOSS) INCOME ATTRIBUTABLE TO PORTILLO’S INC.	$(15,184)	$9,634		$(5,550)	$(1,037)	$(6,587)

Earnings per share:
Weighted-average shares outstanding:
Basic	35,807,171					41,700,771	(5)
Diluted	35,807,171					41,700,771	(5)
Earnings per share:
Basic	$(0.42)					$(0.16	)(5)
Diluted	$(0.42)					$(0.16	)(5)

See accompanying notes to unaudited pro forma financial information.

UNAUDITED PRO FORMA CONSOLIDATED

STATEMENT OF OPERATIONS

	For the Two Quarters Ended June 26, 2022
	Portillo’s Inc	Offering Adjustments		Pro Forma Portillo’s Inc.
	(in thousands, except per share data)
REVENUES, NET	$285,105	$—		$285,105

COST AND EXPENSES:
Restaurant operating expenses:
Cost of goods sold, excluding depreciation and amortization	98,040	—		98,040
Labor	75,219	—		75,219
Occupancy	15,134	—		15,134
Other operating expenses	30,343	—		30,343

Total restaurant operating expenses	218,736	—		218,736
General and administrative expenses	31,126	—		31,126
Pre-opening expenses	979	—		979
Depreciation and amortization	10,514	—		10,514
Net income attributable to equity method investment	(398)	—		(398)
Other income, net	(105)	—		(105)

OPERATING INCOME	24,253	—		24,253
Interest expense	12,196	—		12,196
Tax Receivable Agreement liability adjustment	(1,754)	—		(1,754)

INCOME BEFORE INCOME TAXES	13,811	—		13,811
Income tax expense	2,505	428	(3)	2,933

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON HOLDERS	11,306	(428)		10,878
Net loss attributable to non-controlling interests	6,001	(1,011	)(4)	4,990

NET INCOME ATTRIBUTABLE TO PORTILLO’S INC.	$5,305	$583		$5,888

Earnings per share:
Weighted-average shares outstanding:
Basic	35,899,125			42,111,955	(5)
Diluted	39,839,292			46,052,122	(5)
Earnings per share of common stock:
Basic	$0.15			$0.14	(5)
Diluted	$0.13			$0.13	(5)

See accompanying notes to unaudited pro forma financial information.

Notes to Unaudited Pro Forma Statement of Operations

(Year Ended December 26, 2021 and Two Quarters ended June 26, 2022)

(1)

Portillo’s Inc. is subject to U.S. federal income taxes, in addition to state and local taxes, with respect to its allocable share of any net taxable income of Portillo’s OpCo. The adjustment of $4.5 million to the income tax expense resulting from the IPO and Reorganization Transactions reflects our statutory tax rate of 27.9% applied to Portillo’s Inc.’s economic interest of 50.1% of Portillo’s OpCo following the IPO and Reorganization Transactions further applied to the portion of net income of Portillo’s OpCo that relates to pass-through entities whose income has not been previously subject to income tax expense for the period between December 28, 2020 and the date of the Company’s IPO.

(2)

Following the consummation of the IPO and Reorganization Transactions, Portillo’s Inc. became the sole managing member of Portillo’s OpCo, and as sole managing member, the Company operates and controls all of the business and affairs of Portillo’s OpCo. As a result, Portillo’s Inc. consolidates the financial results of Portillo’s OpCo and reports a non-controlling interest representing the economic interest in Portillo’s OpCo held by the other members of Portillo’s OpCo. Following the IPO and Reorganization Transactions, we held approximately 50.1% of Portillo’s OpCo’s outstanding LLC Units, and the remaining LLC Units of Portillo’s OpCo would be held by the Continuing Pre-IPO LLC Members. Immediately following the IPO and Reorganization Transactions, the ownership percentage held by the noncontrolling interest was approximately 49.9%. Net income attributable to the noncontrolling interest represents approximately 49.9% of net income.

(3)

Portillo’s Inc. is subject to U.S. federal income taxes, in addition to state and local taxes, with respect to its allocable share of any net taxable income of Portillo’s OpCo. For the year ended December 26, 2021 and the two quarters ended June 26, 2022, the pro forma adjustment of $0.3 million and $0.4 million, respectively, to the income tax expense resulting from the Offering Adjustments reflects our statutory tax rate of 27.9% applied to the additional 8.2% economic interest in Portillo’s OpCo that will be held by Portillo’s Inc. upon consummation of the offering and issuance by us of 8,000,000 newly-issued shares of our Class A common stock in this offering and the exchange by the Continuing pre-IPO LLC Members participating in this offering further applied to the portion of net income of Portillo’s OpCo that relates to pass-through entities whose income has not been previously subject to income tax expense.

(4)

Following the Offering Adjustments, we held approximately 58.6% of Portillo’s OpCo’s outstanding LLC Units, and the remaining LLC Units of Portillo’s OpCo would be held by the Continuing Pre-IPO LLC Members. Immediately following the Offering Adjustments, the ownership percentage held by the noncontrolling interest was approximately 41.4%. The pro forma adjustment reflects the reduction in the allocation of Portillo’s OpCo net income to the non-controlling interests. The remaining economic ownership of Portillo’s OpCo will be held by Portillo’s Inc. following the consummation of this offering.

(5)

Pro forma basic net income per share of Class A common stock is computed by dividing the pro forma net income available to Class A common stockholders by the pro forma weighted-average shares of Class A common stock outstanding during the period. Pro forma diluted net income per share of Class A common stock is computed by dividing the pro forma net income available to Class A common stockholders by the pro forma weighted-average shares of Class A common stock outstanding to give effect to potentially dilutive securities.

	Year Ended December 26, 2021	Two Quarters Ended June 26, 2022
	(in thousands)
Pro Forma loss per share of Class A common stock

Numerator:
Pro forma net income (loss) attributable to the Issuer’s Class A common stockholders (basic and diluted)	$(6,587)	$5,888

Denominator:
Pro forma weighted average of shares of Class A common stock common stock outstanding (basic)	41,700,771	42,111,955
Pro forma weighted average of shares of Class A common stock common stock outstanding (diluted)	41,700,771	46,052,122

Pro forma basic earnings (loss) per share	$(0.16)	$0.14
Pro forma diluted earnings (loss) per share	$(0.16)	$0.13

Pro forma net income per share of Class B common stock is not presented because Class B common stock is not entitled to economic interests in Portillo’s Inc.

(6)

Portillo’s OpCo used a portion of the proceeds from the issuance of LLC Units to Portillo’s Inc. in connection with the IPO and Reorganization Transactions to repay its Second Lien Term B-3 Loans. Our unpaid balance of our indebtedness on the Second Lien Term B-3 Loans, including unamortized debt discount and deferred issuance costs was $149.7 million bearing an effective interest at a rate of 11.83% as of December 28, 2020. We incurred a loss on extinguishment of debt of $8.4 million, consisting of $3.1 million for prepayment penalties and $5.3 million for the write-off of debt discount and deferred issuance costs. As such, interest expense will be reduced by $15.1 million as a result of the lower borrowings outstanding for the year ended December 26, 2021.

(7)

Portillo’s OpCo used a portion of the proceeds from the issuance of LLC Units to Portillo’s Inc. in connection with the IPO to repay its redeemable preferred units in its entirety. As such, we have eliminated the preferred unit accretion for the year ended December 26, 2021.

(8)

This adjustment represents the increase in compensation expense we would incur if the 1,794,195 performance stock options and 882,875 restricted stock units granted to certain employees and directors in connection with the IPO were granted on December 28, 2020 instead of on October 21, 2021 in connection with the IPO. This amount was calculated assuming the performance stock options and restricted stock units were granted on December 28, 2020 with the performance stock options having an exercise price equal to $20.00 per share, the initial public offering price of the shares of Class A common stock issued and sold in our IPO. The grant date fair values of the stock options were determined using a Monte Carlo simulation model.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET (AS OF JUNE 26, 2022)

	Portillo’s Inc	Offering Adjustments		Pro Forma Portillo’s Inc.
	(in thousands, except per share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents and restricted cash	$49,730	$(1,100	)(1)	$48,630
Accounts receivable	8,830	—		8,830
Inventory	5,639	—		5,639
Prepaid expenses	5,082	—		5,082

Total current assets	69,281	(1,100)		68,181

Property and equipment, net	193,813	—		193,813

OTHER ASSETS:
Goodwill	394,298	—		394,298
Trade names	223,925	—		223,925
Other intangible assets, net	34,263	—		34,263
Equity method investment	16,083	—		16,083
Deferred tax assets	71,949	43,546	(2)(4)	115,495
Other assets	4,282	—		4,282

Total other assets	744,800	43,546		788,346

TOTAL ASSETS	$1,007,894	$42,446		$1,050,340

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$20,382	—		$20,382
Current portion of long-term debt	3,324	—		3,324
Current deferred revenue	4,649	—		4,649
Accrued expenses	25,123	—		25,123

Total current liabilities	53,478	—		53,478
LONG-TERM LIABILITIES:
Long-term debt, net	315,410	—		315,410
Deferred rent	36,511	—		36,511
Tax receivable agreement liability	154,883	50,741	(4)	205,624
Other long-term liabilities	3,800	—		3,800

Total long-term liabilities	510,604	50,741		561,345

Total liabilities	564,082	50,741		614,823

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value per share, 10,000,000 shares authorized, 0 issued and outstanding on a pro forma basis	—	—		—
Class A common stock, $0.01 par value per share, 380,000,000 shares authorized, and 42,111,955 shares issued and outstanding on a pro forma basis	362	59	(6)	421
Class B common stock, $0.00001 par value per share, 50,000,000 shares authorized, and 29,779,721 shares issued and outstanding on a pro forma basis	—	—		—
Additional paid-in-capital	192,862	36,803	(7)	229,665
Accumulated deficit	(10,645)	(1,100	)(3)(8)	(11,745)

Total stockholders’ equity attributable to Portillo’s Inc.	182,579	35,762		218,341
Non-controlling interest	261,233	(44,057	)(5)	217,176

Total stockholders’ equity	443,812	(8,295)		435,517

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,007,894	$42,446		$1,050,340

See accompanying notes to unaudited pro forma financial information.

Notes to Unaudited Pro Forma Consolidated Balance Sheet (as of December 26, 2021)

(1)

Reflects the receipt of proceeds from the Offering Adjustments of $190.0 million, based on the sale of 8,000,000 shares of Class A common stock at a public offering price of $23.75 per share of common stock, excluding the exercise by the underwriters of their option to purchase additional shares of common stock, after deducting underwriting discounts and commissions.

The proceeds from Offering Adjustments were used for the following (in thousands):

Gross proceeds from Offering Adjustments	$190,000
Payments of underwriting discounts and commissions	(8,075)

Net cash proceeds received	181,925
Payment of non-underwriting offering costs	(1,100)
Payment for purchase of LLC Units or shares of Class A common stock	(181,925)

Offering Adjustments use of cash on hand	$(1,100)

(2)

We are subject to U.S. federal, state and local income taxes and will file income tax returns for U.S. federal and certain state and local jurisdictions. This adjustment reflects the recognition of deferred taxes in connection with the Reorganization Transaction assuming the federal rates currently in effect and the highest statutory rates apportioned to each state and local jurisdiction.

We have recorded a pro forma deferred tax asset adjustment of $43.5 million (assuming that the underwriters do not exercise their option to purchase additional shares of Class A common stock). The pro forma deferred tax asset adjustment includes (i) a $29.7 million deferred tax liability related to temporary differences in the book basis as compared to the tax basis of our investment in Portillo’s OpCo, (ii) $10.5 million related to tax benefits from future deductions attributable to payments under the Tax Receivable Agreement as described further in Note (4) below and (iii) $3.3 million related to imputed interest on the additional Tax Receivable Agreement liability.

(3)	We estimate $1.1 million of additional offering costs will have been incurred in connection with the Offering Adjustments. Offering costs will be expensed as incurred.

(4)

In connection with the IPO and Reorganization Transactions, we became a party to a Tax Receivable Agreement with the TRA Parties. Under the Tax Receivable Agreement, we generally will be required to pay 85% of the applicable cash savings, if any, in U.S. federal, state and local income tax that we actually realize as a result of (i) our allocable share of existing tax basis in depreciable or amortizable assets relating to LLC Units acquired in the IPO, (ii) certain favorable tax attributes we acquired from the Blocker Companies in the Mergers, (iii) increases in our allocable share of then existing tax basis in depreciable or amortizable assets, and adjustments to the tax basis of the tangible and intangible assets, of Portillo’s OpCo and its subsidiaries, as a result of (x) sales or exchanges of interests in Portillo’s OpCo in connection with the IPO and (y) subsequent redemptions or exchanges of LLC Units by Continuing Pre-IPO LLC Members for cash or Class A common stock, including in connection with this offering, and (iv) certain other tax benefits related to entering into the Tax Receivable Agreement, including payments made under the Tax Receivable Agreement.

The net deferred tax asset adjustment of $43.5 million, resulting from this offering, and the $50.7 million adjustment related to the Tax Receivable Agreement liability are assuming: (i) only exchanges associated with this offering, (ii) a share price equal to $23.75, (iii) an estimated statutory tax rate of 27.9%, (iv) we will have sufficient taxable income to fully utilize the tax benefits, (v) no material changes in tax law and (vi) future Tax Receivable Agreement payments.

The net impact of the adjustments to net deferred taxes and the Tax Receivable Agreement liability of $7.2 million has been recorded as a decrease to additional paid-in capital, as these adjustments arise from equity transactions of the Company.

If all of the Continuing Pre-IPO LLC Members were to exchange their Portillo’s OpCo units, we would recognize a liability of approximately $462.0 million, assuming (i) that the Continuing Pre-IPO LLC Members exchanged all of their Portillo’s OpCo units immediately after the completion of this offering at a public offering price of $23.75 per share, (ii) no material changes in relevant tax law, (iii) that we have sufficient taxable income in each year to realize on a current basis the increased depreciation, amortization and other tax benefits that are the subject of the Tax Receivable Agreement and (iv) the underwriters’ option to purchase additional shares of Class A common stock was not exercised.

These amounts are estimates and have been prepared for informational purposes only. The actual amount of deferred tax assets and related liabilities that we will recognize will differ based on, among other things, the timing of the exchanges, the price of shares of our Class A common stock at the time of the exchange and the tax rates then in effect.

(5)

Upon completion of this offering, we would hold 42,111,955 LLC Units, constituting 58.6% of the outstanding economic interests in Portillo’s OpCo, assuming that the underwriters’ option to purchase additional shares of Class A common stock was not exercised.

The following table is a reconciliation of the Offering Adjustments impacting non-controlling interest (in thousands):

Gross proceeds from the Offering Adjustments	$190,000
Payments of underwriting discounts and commissions	(8,075)
Payment of non-underwriting offering costs	(1,100)

Net cash proceeds received	180,825
Payment for purchase of LLC Units or shares of Class A common stock	(181,925)

Total	(1,100)
Non-controlling interest percentage	41.4%

Non-controlling interest	$(455)

Change in non-controlling interest due to change in ownership adjustment	44,512

Non-controlling interest adjustment	$44,057

(6)	The following table is a reconciliation of the Offering Adjustments impacting Class A common stock:

Based on the sale of 8,000,000 shares of Class A common stock at a public offering price of $23.75 per share of common stock	8,000,000
Reorganization Parties shares sold	(2,106,400)

Total shares	5,893,600
$0.01 par value	$0.01

Class A common stock, par value (in thousands)	$59

(7)

Represents an adjustment to stockholders’ equity reflecting (i) par value of $0.01 for Class A common stock and $0.00001 for Class B common stock to be outstanding following the Offering Adjustments and (ii) a $44.1 million adjustment to noncontrolling interests to reflect the proportional interest in total Stockholders’ equity, which is calculated as approximately 41.4% of total Stockholders’ equity, as described in Note 5. The reconciliations below assume that the underwriters’ option to purchase additional shares of Class A common stock was not exercised.

The following table is a reconciliation of the Offering Adjustments impacting additional paid-in-capital (in thousands):

Gross proceeds from this offering	$190,000
Payments of underwriting discounts and commissions	(8,075)
Payment for purchase of shares of Class A common stock	(181,925)
Net adjustment from recognition of deferred tax asset and tax receivable liability described in Note 2 and 4	(7,195)
Adjustment for noncontrolling interests as described in Note 5	44,057
Par value of Class A common stock as described in Note 6	(59)

Total	$36,803

(8)	The following table is a reconciliation of the Offering Adjustments impacting retained earnings (accumulated deficit) (in thousands):

Payment for offering costs	$1,100

Total	$1,100

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our Class A common stock as of August 11, 2022 (i) prior to this offering, and (ii) following this offering by:

•	each person or group whom we know to own beneficially more than 5% of our common stock;

•	each of the directors and named executive officers individually; and

•	all directors and executive officers as a group.

The following table assumes that the Continuing Pre-IPO LLC Members redeem or exchange all of their LLC Units and shares of Class B common stock for newly issued shares of our Class A common stock on a one-for-one basis. In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of August 11, 2022. In computing the number of shares of our Class A common stock beneficially owned by a person and the percentage ownership, we deemed outstanding shares of our Class A common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of August 11, 2022. We did not deem these shares of our Class A common stock outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is: c/o Portillo’s Inc., 2001 Spring Road, Suite 400, Oak Brook, Illinois 60523. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Shares of Class A common stock beneficially owned before this offering		Shares of Class A common stock beneficially owned after this offering (assuming no exercise of the option to purchase additional shares)		Shares of Class A common stock beneficially owned after this offering (assuming full exercise of the option to purchase additional shares)
Name and Address of Beneficial Holder	Number of Shares	Percentage of Shares	Number of Shares	Percentage of Shares	Number of Shares	Percentage of Shares
5% stockholders
Funds managed by Berkshire(1)	45,554,689	65.61%	37,875,937	54.32%	36,724,122	52.64%
Select Equity Group, L.P.(2)	1,949,925	5.38%	1,949,925	4.63%	1,949,925	4.54%
Named executive officers and directors:
Michael Osanloo	1,916,228	5.02%	1,916,228	4.35%	1,916,228	4.27%
Michelle Hook	24,335	*	24,335	*	24,335	*
Sherri Abruscato	550,777	1.50%	550,777	1.29%	550,777	1.26%
Michael A. Miles, Jr.	847,455	2.29%	847,455	1.97%	847,455	1.93%
Ann Bordelon	41,647	*	41,647	*	41,647	*
Noah Glass(3)	82,953	*	82,953	*	82,953	*
Gerard J. Hart(4)	109,714	*	109,714	*	109,714	*
Richard K. Lubin(5)	—	—	—	—	—	—
Joshua A. Lutzker(5)	—	—	—	—	—	—
Paulette Dodson	—	—	—	—	—	—

All directors and executive officers as a group (15 persons):	4,131,792	10.42%	4,131,792	9.07%	4,131,792	8.90%

*	Less than 1%
(1)

Represents (i) 12,343,204 shares of Class A common stock owned by Berkshire Fund VIII-A, L.P. (“Berkshire Fund VIII-A”), (ii) 29,706,279 shares of Class B common stock owned by Berkshire Fund VIII, L.P. (“Berkshire Fund VIII”), (iii) 816,386 shares of Class B common stock owned by Berkshire

Investors III LLC (“Berkshire Investors III”), and (iv) 2,688,820 shares of Class B common stock owned by Berkshire Investors IV LLC (“Berkshire Investors IV” and together with Berkshire Fund VIII-A, Berkshire Fund VIII, Berkshire Investors III, the “Berkshire Entities”). Eighth Berkshire Associates LLC, a Delaware limited liability company (“8BA”), is the general partner of Berkshire Fund VIII-A and Berkshire Fund VIII. The managing members of 8BA are Samantha Adams, Michael C. Ascione, Matthew J. Berner, David C. Bordeau, Kenneth S. Bring, Kevin T. Callaghan, Matthew B. Gooch, Blake L. Gottesman, Christopher J. Hadley, Lawrence S. Hamelsky, Saad Hasan, Sharlyn C. Heslam, Elizabeth L. Hoffman, Matthew A. Janchar, Ross M. Jones, Benjamin D. Levy, Joshua A. Lutzker, Jonathan J. Meyer, Greg Pappas, Marni F. Payne, Anil Seetharam, Raleigh A. Shoemaker, Robert J. Small, Samuel W. Spirn and Edward J. Whelan, Jr. (the “Berkshire Principals”). Mr. Lutzker is a director of the Company. The Berkshire Principals are also the managing members of Berkshire Investors III and Berkshire Investors IV. Berkshire Fund VIII, Berkshire Fund VIII-A, Berkshire Investors III and Berkshire Investors IV often make acquisitions in, and dispose of, securities of an issuer on the same terms and conditions and at the same time. Berkshire Partners LLC, a Massachusetts limited liability company (“Berkshire Partners”), is the investment advisor to Berkshire Fund VIII and Berkshire Fund VIII-A (collectively, the “Funds”). The Berkshire Principals make investment and voting decisions for the Funds by majority vote. Berkshire Partners, the Funds, Berkshire Investors III, Berkshire Investors IV and 8BA may be deemed to constitute a “group” for purposes of Section 13(d) of the Exchange Act, although they do not admit to being part of a group, nor have they agreed to act as part of a group. The address of all the entities and the managing members mentioned above is 200 Clarendon Street, 35th Floor, Boston, Massachusetts 02116-5021.
(2)

According to Amendment No. 2 to Schedule 13G filed on May 23, 2022, Select Equity Group, L.P., a Delaware limited partnership (“Select LP”), SEG Partners II, L.P. a Delaware limited partnership (“SEG Partners II”), and George S. Loening, a United States citizen (“Loening”), who is the majority owner of Select L.P. and managing member of its general partner, and the managing member of SEG Partners II’s general partner, share voting control and investment discretion over part or all of the interests shown as follows: (i) Select LP shares voting and investment discretion over 1,949,925 shares, (ii) SEG Partners II shares voting and investment discretion over 1,170,987 shares and (iii) Loening shares voting and investment discretion over 1,949,925 shares. The business address of each of Select LP, SEG Partners II and Loening is 380 Lafayette Street, 6th Floor, New York, New York 10003.

(3)	Represents shares owned by the Glass Family Trust dated December 29, 2016.
(4)	Represents shares held by PENSCO Trust Company LLC, on behalf of and as custodian for the Gerard J. Hart IRA.
(5)

Excludes shares of Class A common stock and Class B common Stock held by the Berkshire Entities, as disclosed in footnote (1) above, in which Mr. Miles, Mr. Lubin and Mr. Lutzker have a pecuniary interest. Mr. Lubin and Mr. Lutzker disclaim beneficial ownership of the shares of Class A common stock and Class B common stock held by the Berkshire Entities except to the extent of their respective pecuniary interests therein.

DESCRIPTION OF MATERIAL INDEBTEDNESS

First Lien Credit Facilities

On August 1, 2014, Portillo’s Holdings, LLC, a Delaware limited liability company (the “Borrower”), entered into a first lien credit agreement (the “First Lien Credit Agreement”), among the Borrower, PHD Intermediate LLC, a Delaware limited liability company (“Holdings”), UBS AG, Stamford Branch, as administrative agent and collateral agent (the “First Lien Administrative Agent”), and the lenders from time to time party thereto, pursuant to which the lenders party thereto agreed to provide secured credit facilities, consisting of (i) an initial term loan facility in an original principal amount equal to $335.0 million (the “Initial First Lien Term B Loans”) and (ii) a revolving credit facility in an original principal amount equal to $30.0 million, including a letter of credit sub-facility with a $7.5 million sublimit (the “Revolving Facility” and the loans thereunder, the “Revolving Loans”). On October 25, 2016, the Borrower entered into a first amendment to the First Lien Credit Agreement (the “First Amendment to First Lien Credit Agreement”), pursuant to which the lenders party thereto agreed to add additional term loans in a principal amount equal to $71.0 million (the “First Lien Term B-2 Loans”). On May 18, 2018, the Borrower entered into a second amendment to the First Lien Credit Agreement pursuant to which the maturity date of the revolving loan commitments was extended. On December 6, 2019, the Borrower entered into a third amendment to the First Lien Credit Agreement (the “Third Amendment to First Lien Credit Agreement”), pursuant to which (i) the lenders party thereto agreed to increase the aggregate commitments with respect to the Revolving Facility to $50.0 million and (ii) the Initial First Lien Term B Loans and the First Lien Term B-2 Loans were either repaid or converted into a single tranche of term loans (the “First Lien Term B-3 Loans,” and together with the Revolving Facility, the “First Lien Credit Facilities”).

Interest Rate and Fees

Borrowings under the First Lien Credit Facilities bear interest, at the Borrower’s option, at a rate per annum equal to either (a)(i) an adjusted London interbank offered rate (the “Eurocurrency Rate”); provided that in no event will the Eurocurrency Rate be less than 1.00% plus (ii) the applicable Eurocurrency Rate spread or (b)(i) the base rate (“Base Rate”) plus (ii) the applicable Base Rate spread. Base Rate is a floating rate per annum equal to the highest of (i) the federal funds effective rate plus 0.50%, (ii) to rate of interest in effect for such day as the Administrative Agent’s “prime rate,” and (iii) the Eurocurrency Rate for a 1-month interest period on such day plus 1.00%; provided that in no event will the Base Rate be less than 2.00%.

With respect to the First Lien Term B-3 Loans, the applicable spread for (i) any loans using the Eurocurrency Rate is 5.50% and (ii) any loans using the Base Rate is 4.50%.

The applicable Eurocurrency Rate spread and Base Rate spread for Revolving Loans and letters of credit and the commitment fee for the amount of unused commitments under the Revolving Facility will be calculated based upon the first lien net leverage ratio of the Borrower and its restricted subsidiaries on a consolidated basis, as set forth below.

		Eurocurrency Rate spread	Base Rate spread
Pricing Level	Consolidated First Lien Net Leverage Ratio	Revolving Loans and Letters of Credit	Revolving Loans	Commitment Fee Rate
1	>4.25:1.00	3.75%	2.75%	0.500%
2	≤4.25:1.00 and >3.75:1.00	3.50%	2.50%	0.375%
3	≤3.75:1.00	3.25%	2.25%	0.250%

The following fees are required to be paid under the First Lien Credit Facilities:

•

a participation fee to each revolving lender payable quarterly in arrears at a rate equal to the applicable Eurocurrency Rate for Revolving Loans multiplied by the daily face amount of such revolving lender’s letter of credit exposure;

•

a customary fronting fee to each issuing bank payable quarterly in arrears on the daily face amount of such issuing bank’s letter of credit exposure and such issuing bank’s standard fees with respect to the issuance, amendment, renewal or extension of letters of credit or processing of drawings thereunder; and

•	an annual administrative agency fee payable to the First Lien Administrative Agent.

Voluntary Prepayments

Subject to certain notice requirements, the Borrower may voluntarily prepay outstanding loans under the First Lien Credit Agreement in whole or in part without premium or penalty other than customary “breakage” costs with respect to Eurocurrency Rate loans.

Amortization; Mandatory Prepayments; Final Maturity

The First Lien Term B-3 Loans amortize at an annual rate equal to 1.00% per annum, payable in equal quarterly installments of 0.25% of the original principal amount of the First Lien Term B-3 Loans. The Revolving Loans do not require amortization payments.

In addition, the First Lien Credit Agreement requires mandatory prepayments of the loans thereunder with:

•

50% of excess cash flow for each fiscal year, minus, at the Borrower’s option, the amount of any voluntary prepayment of loans under the First Lien Credit Facilities (in the case of any voluntary prepayment of Revolving Loans, to the extent accompanied by a permanent reduction of the related commitment), subject to other exceptions and subject to stepdowns to (i) 25% if the secured net leverage ratio is less than or equal to 5.50:00 and greater than 5.00:1.00 and (ii) 0% if the secured net leverage ratio is less than or equal to 5.00:1.00;

•	100% of the net cash proceeds of certain asset sales and/or insurance/condemnation events; and

•	100% of the net cash proceeds of any issuance or incurrence of debt that is not permitted by the First Lien Credit Agreement.

The maturity dates of the First Lien Term B-3 Loans and the Revolving Loans is September 6, 2024 and June 6, 2024, respectively.

Guarantors

The obligations of the Borrower under the First Lien Credit Agreement are guaranteed by Holdings and each wholly-owned domestic subsidiary of the Borrower, subject to certain exceptions. Certain future-formed or acquired wholly owned domestic subsidiaries of the Borrower (subject to certain exceptions) will also be required to guarantee the obligations under the First Lien Credit Agreement.

Security

The obligations of the Borrower under the First Lien Credit Agreement are secured by first-priority security interests in substantially all of the assets of the Borrower and the guarantors, subject to permitted liens and other exceptions.

Certain Covenants; Representations and Warranties

The First Lien Credit Agreement contains customary affirmative covenants (including reporting obligations) and negative covenants and require the Borrower to make customary representations and warranties.

The negative covenants, among other things and subject to certain exceptions, limit the ability of the Borrower and certain of its subsidiaries to:

•	incur or guarantee additional indebtedness;

•	create liens;

•	pay dividends or make other distributions in respect of equity;

•	make payments in respect of subordinated debt;

•	enter into burdensome agreements with negative pledge clauses or restrictions on subsidiary distributions;

•	make investments, including acquisitions, loans, and advances;

•	consolidate, merge, liquidate, or dissolve;

•	sell, transfer, or otherwise dispose of assets;

•	engage in transactions with affiliates;

•	materially alter the business conducted by the Borrower and certain of its subsidiaries;

•	change the fiscal year of the Borrower; and

•	amend or otherwise change the terms of the documentation governing certain restricted debt.

Financial Covenant

The Revolving Facility includes a springing financial covenant that will be tested only if the revolving credit exposure exceeds 35% of the aggregate amount of revolving credit commitments as of the last day of any fiscal quarter (which calculation will exclude letter of credit obligations that have been cash collateralized or backstopped in full and obligations with respect to other letters of credit in an aggregate amount not to exceed $5.0 million). If such condition is met, the financial covenant requires the Borrower to maintain a ratio of consolidated first lien net debt to consolidated EBITDA (with certain adjustments) no greater than 6.50 to 1.00 on the last day of each of its four most recent fiscal quarters.

The First Lien Term B-3 Loans do not include a financial covenant.

Events of Default

The First Lien Credit Agreement contains customary events of default, subject in certain circumstances to specified grace periods, thresholds and exceptions, including, among others, payment defaults, cross-defaults to certain material indebtedness, covenant defaults, material inaccuracy of representations and warranties, bankruptcy events, material judgments, material defects with respect to guarantees and collateral and change of control. If an event of default occurs, the lenders will be entitled to take various actions, including acceleration of the loans and termination of the commitments under the First Lien Credit Agreement, foreclosure on collateral and all other remedial actions available to a secured creditor. Bankruptcy events and the failure to pay certain amounts owing under the First Lien Credit Agreement may result in an increased interest rate equal to 2.00% per annum plus the applicable interest rate for such outstanding loans.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of, and is qualified in its entirety by, our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part. Under “Description of Capital Stock,” “we,” “us,” “our” and “our company” refer to Portillo’s Inc.

General

Our authorized capital stock consists of 380,000,000 shares of Class A common stock, par value $0.01 per share, 50,000,000 shares of Class B common stock, par value $0.00001, and 10,000,000 shares of preferred stock, par value $0.01 per share. Unless our Board determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common stock

Class A Common Stock

Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our Class A common stock do not have cumulative voting rights in the election of directors.

Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our Board out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

All shares of our Class A common stock that will be outstanding at the time of the completion of the offering will be fully paid and non-assessable. The Class A common stock will not be subject to further calls or assessments by us. The rights, powers and privileges of our Class A common stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.

Class B Common Stock

Each share of Class B common stock will entitle its holder to one vote per share on all matters submitted to a vote of our stockholders. If at any time the ratio at which LLC Units are redeemable or exchangeable for shares of our Class A common stock changes from one-for-one, the number of votes to which Class B common stockholders are entitled will be adjusted accordingly. The holders of our Class B common stock do not have cumulative voting rights in the election of directors.

Except for transfers to us pursuant to the Amended LLC Agreement or to certain permitted transferees, the LLC Units and corresponding shares of Class B common stock may not be sold, transferred or otherwise disposed of. Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters on which stockholders are entitled to vote, except as otherwise required by law.

The Class B common stock is not entitled to economic interests in Portillo’s Inc. Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of Portillo’s Inc. However, if Portillo’s OpCo makes distributions to Portillo’s Inc., the other holders of LLC Units, including the Continuing Pre-IPO LLC Members, will be entitled to receive distributions pro rata in accordance with the percentages of their respective LLC Units. The Class B common stock will not be subject to further calls or assessment by us.

Preferred Stock

No shares of preferred stock will be issued or outstanding immediately after the offering contemplated by this prospectus. Our amended and restated certificate of incorporation authorizes our Board to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by holders of our common stock. Our Board may determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

•	the designation of the series;

•

the number of shares of the series, which our Board may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized share of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the shares of common stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the Nasdaq, which apply so long as the shares of Class A common stock remain listed on the Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of Class A common stock (we believe the position of the Nasdaq is that the calculation in this latter case treats as outstanding shares of Class A common stock issuable upon redemption or exchange of outstanding LLC Units not held by Portillo’s Inc.). These additional shares of Class A common stock may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by its board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equal the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Declaration and payment of any dividend will be subject to the discretion of our Board. See also “Dividend Policy.”

Stockholder Meetings

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our Board. Our amended and restated certificate of incorporation provides that, subject to any special rights of the holders as required by law, special meetings of the stockholders can only be called by the chairman of the Board, the chief executive officer of the Company. Stockholders are not permitted to call a special meeting or to require the Board to call a special meeting. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Transferability, Redemption and Exchange

Under the Amended LLC Agreement, the holders of LLC Units have the right, from and after the completion of the IPO, to require Portillo’s OpCo to redeem all or a portion of their LLC Units for newly issued shares of Class A common stock on a one-for-one basis in accordance with the terms of the Amended LLC Agreement. Shares of Class B common stock will be canceled on a one-for-one basis if we, following a redemption request of a holder of LLC Units, redeem or exchange LLC Units of such holder of LLC Units pursuant to the terms of the Amended LLC Agreement.

Except for transfers to us pursuant to the Amended LLC Agreement or to certain permitted transferees, the LLC Units and corresponding shares of Class B common stock may not be sold, transferred or otherwise disposed of.

Other Provisions

Neither the Class A common stock nor the Class B common stock has any preemptive or other subscription rights.

There will be no redemption, conversion or sinking fund provisions applicable to the Class A common stock or Class B common stock.

At such time when no LLC Units remain redeemable or exchangeable for shares of our Class A common stock, our Class B common stock will be canceled.

Anti-takeover Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that delay, defer or discourage transactions involving an actual or potential change in control of us or change in our management. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are designed to encourage persons seeking to acquire control of us to first negotiate with our Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board the power to discourage transactions that some stockholders may favor, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Accordingly, these provisions could adversely affect the price of our common stock.

Special Meetings of Stockholders

Our amended and restated bylaws provide that special meetings of the stockholders may be called only upon the request of a majority of our Board, our Chair or the Chief Executive Officer. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of our company.

Advance Notice of Nominations and Other Business

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board or a committee of our Board. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with the advance notice requirements of directors, which may be filled only by a vote of a majority of directors then in office, even though less than a quorum, and not by the stockholders. Our amended and restated bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of our company.

Board of Directors and Related Provisions

Our amended and restated certificate of incorporation provides that our Board will be elected annually to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. Our amended and restated bylaws will provide that our directors will be elected by plurality vote.

The number of directors constituting our Board is determined from time to time by our Board. Our amended and restated certificate of incorporation also provides that, subject to any rights of any preferred stock then outstanding, any director may be removed from office at any time with or without cause and only by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote for the election of directors, considered for this purpose as one class. In addition, subject to the rights of any holders of preferred stock, our amended and restated bylaws provide that any vacancy on the Board, including a vacancy that results from an increase in the number of directors, may be filled only by a majority of the directors then in office or by an affirmative vote of the sole remaining director, except that, for so long as stockholders may act by written consent, such vacancies may also be filled by a majority of the voting power of our outstanding common stock entitled to vote generally in the election of directors, voting together as a single class. This provision prevents stockholders from filling the resulting vacancies with their own nominees following such time that stockholders may not act by written consent.

No Stockholder Action by Written Consent

Our amended and restated certificate of incorporation provides that after the time that our Sponsor and its affiliates collectively own less than 50% of our then outstanding common stock, subject to the rights of any holders of preferred stock to act by written consent instead of a meeting, stockholder action may be taken only at an annual meeting or special meeting of stockholders and may not be taken by written consent instead of a meeting. Failure to satisfy any of the requirements for a stockholder meeting could delay, prevent or invalidate stockholder action.

Section 203 of the DGCL

Our amended and restated certificate of incorporation provides that the provisions of Section 203 of the DGCL, which relate to business combinations with interested stockholders, do not apply to us. Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination transaction with an interested stockholder (a stockholder who owns more than 15% of our common stock) for a period of three years after the interested stockholder became such unless the transaction fits within an applicable exemption, such as Board approval of the business combination or the transaction that resulted in such stockholder becoming an interested stockholder. These provisions will apply even if the business combination could be considered beneficial by some stockholders. Our amended and restated certificate of incorporation contains provisions that have the same effect as Section 203 of the DGCL, but such provisions do not apply to our Sponsor and its affiliates. Although we have elected to opt out of the statute’s provisions, we could elect to be subject to Section 203 in the future.

Amendment to Bylaws and Certificate of Incorporation

Any amendment to our amended and restated certificate of incorporation must first be approved by a majority of our Board and if required by law, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment. Our amended and restated bylaws may be amended by (i) the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the bylaws, without further stockholder action or (ii) the affirmative vote of at least a majority of the outstanding shares entitled to vote on the amendment, without further action by our Board.

Exclusive Forum

Our amended and restated certificate of incorporation provides that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery lacks jurisdiction, a state court located within the State of Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on our behalf, (ii) action asserting a claim of breach of a fiduciary duty or other wrongdoing by any current or former director, officer, employee, agent or stockholder to us or our stockholders, (iii) action asserting a claim arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation, or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware.

Our amended and restated certificate of incorporation also provides that the foregoing exclusive forum provision does not apply to actions brought to enforce any liability or duty created by the Securities Act or Exchange Act, or any other claim or cause of action for which the federal courts have exclusive jurisdiction.

Additionally, because the Securities Act provides for concurrent federal and state jurisdiction, our amended and restated certificate of incorporation also provides that, unless we consent in writing to an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act, or the rules and regulations promulgated thereunder. Pursuant to the Exchange Act, claims arising there under must be brought in federal district courts of the United States.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in any shares of our capital stock shall be deemed to have notice of and consented to the forum provision in our amended and restated certificate of incorporation. In any case, stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. Our amended and restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and consented to this choice of forum provision. These exclusive forum provisions may have the effect of discouraging lawsuits against our directors and officers.

Corporate Opportunities

Our amended and restated certificate of incorporation provides that neither our Sponsor nor a director affiliated with our Sponsor has any obligation to offer us an opportunity to participate in business opportunities presented to our Sponsor even if the opportunity is one that we might reasonably have pursued (and therefore may be free to compete with us in the same business or similar businesses), and that, to the extent permitted by law, our Sponsor will not be liable to us or our stockholders for breach of any duty by reason of any such activities.

Listing

Our Class A common stock is listed on the Nasdaq under the symbol “PTLO.”

Transfer Agent and Registrar

The transfer agent and registrar for the Class A common stock is American Stock Transfer & Trust Company, LLC.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot make any prediction as to the effect, if any, that sales of Class A common stock or the availability of Class A common stock for future sales will have on the market price of our Class A common stock. The market price of our Class A common stock could decline because of the sale of a large number of shares of our Class A common stock or the perception that such sales could occur in the future. These factors could also make it more difficult to raise funds through future offerings of Class A common stock. See “Risk Factors—Risks Related to Our Class A common stock and This Offering—Future offerings of debt or equity securities by us may have a material adverse effect on the market price of our Class A common stock” elsewhere in this prospectus.

Sale of Restricted Shares

Upon consummation of this offering, we will have 42,111,955 shares of Class A common stock outstanding (or 71,891,676 shares of Class A common stock assuming that the Continuing Pre-IPO LLC Members redeem or exchange all of their LLC Units and shares of Class B common stock for newly issued shares of our Class A common stock on a one-for-one basis). The 23,310,810 shares sold in the IPO and the 8,000,000 shares sold in this offering are freely tradable, without further restriction or registration under the Securities Act, except any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. In the absence of registration under the Securities Act, shares held by affiliates may only be sold in compliance with the limitations of Rule 144 described below or another exemption from the registration requirements of the Securities Act. As defined in Rule 144, an affiliate of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer.

The Continuing Pre-IPO LLC Members own all of the shares of our Class B common stock. The Continuing Pre-IPO LLC Members, from time to time, may require Portillo’s OpCo to redeem or exchange all or a portion of their LLC Units for newly-issued shares of Class A common stock on a one-for-one basis. Shares of our Class B common stock will be canceled on a one-for-one basis if we, following a redemption request of a Continuing Pre-IPO LLC Member, redeem or exchange LLC Units of such Continuing Pre-IPO LLC Member pursuant to the terms of the Amended LLC Agreement. Shares of our Class A common stock issuable to the Continuing Pre-IPO LLC Members upon a redemption or exchange of LLC Units would be considered “restricted securities,” as that term is defined under Rule 144 and would also be subject to the “lock-up” period noted below.

Restricted securities may be sold in the public market only if they qualify for an exemption from registration under Rule 144 under the Securities Act, which is summarized below, or any other applicable exemption under the Securities Act, or pursuant to a registration statement that is effective under the Securities Act. Immediately following the consummation of this offering, the holders of approximately 52.7% of the shares of our Class A common stock (on an assumed as-exchanged basis) will be considered affiliates and will be entitled to dispose of their shares following the expiration of the lock-up period pursuant to the holding period, volume and other restrictions of Rule 144. Jefferies LLC and Morgan Stanley & Co. LLC are entitled to waive these lock-up provisions at their discretion prior to the expiration dates of such lock-up agreements.

Lock-up Arrangements and Registration Rights

In connection with this offering, we, each of our directors and executive officers and the selling stockholders have agreed to enter into lock-up agreements that restrict the sale of our securities for 75 days after the date of this prospectus.

In addition, we entered into a registration rights agreement in connection with the IPO pursuant to which certain stockholders have the right, subject to certain conditions, to require us to register the sale of their shares of our common stock under federal securities laws. If these stockholders exercise this right, our other existing stockholders may require us to register their registrable securities.

Following the lock-up period (as defined herein), all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.

Lock-up Agreements

In connection with this offering, our executive officers and directors and the selling stockholders in this offering have agreed that, for a period of 75 days from the date of this prospectus, they will not, without the prior written consent of Jefferies LLC and Morgan Stanley & Co. LLC, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock (including LLC Units and options for shares of our Class A common stock) subject to certain exceptions. See “Underwriting.”

In connection with this offering and the “synthetic secondary,” Jefferies LLC and Morgan Stanley & Co. LLC intend to waive, with respect to the LLC Units and the shares of Class A common stock being sold in the “synthetic secondary,” the restrictions under the lock-up agreements applicable to the participants in the “synthetic secondary.” This waiver relates only to the sale of securities in the “synthetic secondary” and becomes effective at the time of pricing of this offering. The remaining securities held by such participants and not sold in the “synthetic secondary” will be locked up under the lock-up agreements entered into in connection with this offering.

Rule 144

The shares of our Class A common stock sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any shares of our Class A common stock held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits our Class A common stock that has been acquired by a person who is an affiliate of ours, or has been an affiliate of ours within the past three months, to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	one percent of the total number of shares of our Class A common stock outstanding; or

•	the average weekly reported trading volume of our Class A common stock for the four calendar weeks prior to the sale.

Such sales are also subject to specific manner of sale provisions, a six-month holding period requirement, notice requirements and the availability of current public information about us.

Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least two quarters beneficially owned shares of our Class A common stock that are restricted securities, will be entitled to freely sell such shares of our Class A common stock subject only to the availability of current public information regarding us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned for at least one year shares of our Class A common stock that are restricted securities, will be entitled to freely sell such shares of our Class A common stock under Rule 144 without regard to the current public information requirements of Rule 144.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701.

Stock Issued Under Employee Plans

We filed registration statements on Form S-8 under the Securities Act on October 21, 2021 and October 28, 2021 (and post-effective amendments thereto on November 5, 2021), which became effective upon filing, to register an aggregate of 13,574,135 shares of Class A common stock issuable pursuant to awards granted under our 2021 Plan. Accordingly, shares of Class A common stock registered under such registration statement are available for sale in the open market following the effective date, unless such shares are subject to vesting restrictions with us, Rule 144 restrictions applicable to our affiliates or the lock-up restrictions described above.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain material U.S. federal income tax consequences of the purchase, ownership and disposition of shares of our Class A common stock as of the date hereof. Except where noted, this summary deals only with Class A common stock that is held as a capital asset by a non-U.S. holder (as defined below).

A “non-U.S. holder” means a beneficial owner of shares of our Class A common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income taxes and does not deal with other U.S. federal taxes or with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, foreign pension fund, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for U.S. federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares of our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Class A common stock, you should consult your tax advisors.

If you are considering the purchase of our Class A common stock, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our Class A common stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.

Dividends

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our Class A common stock) in respect of shares of our Class A common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s Class A common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in shares of our Class A common stock, the excess will be treated as gain from the disposition of shares of our Class A common stock (the tax treatment of which is discussed below under “—Gain on Disposition of Class A Common Stock”). Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, subject to the discussion of FATCA below under “—Additional Withholding Requirements.” However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a U.S. person as defined under the Code and is eligible for treaty benefits or (b) if our Class A common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Class A Common Stock

Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale or other disposition of our Class A common stock generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by U.S. source capital losses even though the individual is not considered a resident of the United States, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe we are not and do not anticipate becoming a “U.S. real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our Class A common stock made within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as FATCA), a 30% U.S. federal withholding tax may apply to any dividends paid on our Class A common stock to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). Under proposed U.S. Treasury regulations promulgated by the Treasury Department on December 13, 2018, which state that taxpayers may rely on the proposed Treasury regulations until final Treasury regulations are issued, this withholding tax will not apply to the gross proceeds from the sale or disposition of our Class A common stock. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our Class A common stock.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated August 11, 2022, among us and Jefferies LLC and Morgan Stanley & Co. LLC as the representatives of the underwriters named below, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of shares of Class A common stock shown opposite its name below.

Underwriter	Number of Shares
Jefferies LLC	2,039,216
Morgan Stanley & Co. LLC	2,039,216
BofA Securities, Inc.	1,019,608
Piper Sandler & Co.	1,019,608
Robert W. Baird & Co. Incorporated	451,765
UBS Securities LLC	451,765
William Blair & Company, L.L.C.	451,765
Guggenheim Securities, LLC	225,882
Stifel, Nicolaus & Company, Incorporated	225,882
Loop Capital Markets LLC	37,647
Samuel A. Ramirez & Company, Inc.	37,646

Total	8,000,000

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of Class A common stock if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the Class A common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the Class A common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares of Class A common stock from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commission and Expenses

The underwriters have advised us that they propose to offer the shares of Class A common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $0.605625 per share of Class A common stock. After the offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of Class A common stock.

	Per Share	Total
		Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price	$23.750000	$190,000,000	$218,500,000
Underwriting discounts and commissions paid by us	$1.00937	$8,075,000	$9,286,250
Proceeds to us, before expenses	$22.740625	$181,925,000	$209,213,750

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $1,100,000. We have agreed to reimburse the underwriters for certain of their expenses in an amount up to $30,000. The underwriters have also agreed to reimburse us for certain expenses.

Listing

Our common stock is listed on the Nasdaq under the trading symbol “PTLO.”

Stamp Taxes

If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 1,200,000 shares of Class A common stock from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares of Class A common stock proportionate to that underwriter’s initial purchase commitment as indicated in the table above.

No Sales of Similar Securities

In connection with this offering, our executive officers and directors and the selling stockholders in this offering have agreed that, for a period of 75 days from the date of this prospectus (the “lock-up period”), they will not, without the prior written consent of Jefferies LLC and Morgan Stanley & Co. LLC, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock (including LLC Units and options for shares of our Class A common stock) subject to certain exceptions noted below.

During the lock-up period, we and our officers, directors and certain Pre-IPO LLC Members and Reorganization Parties have agreed not to directly or indirectly, without the prior written consent of Jefferies LLC and Morgan Stanley & Co. LLC:

•

sell or offer to sell any shares of Class A common stock or Related Securities, in each case currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act), or

•

enter into any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of shares of Class A common stock or Related Securities, regardless of whether any such transaction is to be settled in securities, in cash or otherwise, or

•	make any demand for, or exercise any right with respect to, the registration under the Securities Act of the offer and sale of any Shares or Related Securities, or cause to be filed a registration statement, prospectus or prospectus supplement (or an amendment or supplement thereto) with respect to any such registration, or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock currently or hereafter owned either of record or beneficially, or

•	publicly announce an intention to do any of the foregoing.

The foregoing lock-up restrictions will not apply to the registration of the offer and sale of shares of Class A common stock, the sale of shares of Class A common stock to the underwriters, the sale of the stockholder’s LLC Units, shares of Class A common stock or other Related Securities to us or any of our subsidiaries in connection with the purchase of LLC Units from the stockholder by us or any of our subsidiaries with the net proceeds of this offering, and any exchange, transfer or sale as contemplated by this prospectus. In addition, the foregoing lock-up restrictions shall not apply to the transfer of shares of Class A common stock or Related Securities:

•	by gift or for bona fide estate planning purposes;

•	by will or intestate succession;

•

to a family member or to a trust whose beneficiaries consist exclusively of one or more of the signatory and/or a family member, or if the signatory is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

•

to a partnership, limited liability company or other entity of which a signatory or the immediate family of the signatory are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

•	to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under the first four bullet points above;

•

if the signatory is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of the signatory, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the signatory or affiliates of the signatory (including, for the avoidance of doubt, where the signatory is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution to members, partners or shareholders of the signatory;

•	by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement;

•

to the Company from an employee of the Company upon death, disability or termination of employment or other service relationship with the Company or the signatory’s failure to meet certain conditions set out upon receipt of such securities, in each case, of such employee;

•	as part of a sale of shares of Class A common stock or Related Securities acquired in open market transactions after the completion of this offering;

•	pursuant to an order of a court or regulatory agency having jurisdiction over the signatory;

•

in connection with the vesting, settlement, or exercise of restricted stock units, options, warrants or other rights to purchase shares of Class A common stock or Related Securities (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement, or exercise of such restricted stock units, options, warrants or rights; provided that any such shares of Class A common stock received upon such exercise, vesting or settlement shall be subject to the terms of this letter agreement; and provided further that any such restricted stock units, options, warrants or rights are held by the signatory pursuant to an agreement or equity awards granted under a stock incentive plan or other equity award plan, each such agreement or plan which is described in this prospectus;

•

pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the board of directors of the Company and made to all holders of the Company’s capital stock involving the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock if, after such transfer, such person or group of affiliated persons would hold at least a majority of the outstanding voting securities of the Company (or the surviving entity)); provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the signatory’s shares of Class A common stock and Related Securities shall remain subject to the provisions of the lock-up agreement; or

•

the establishment of trading plans pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Class A common stock or Related Securities; provided that (1) such plans do not provide for the transfer of such shares of Class A common stock or Related Securities during the lock-up period and (2) no filing by any party under the Exchange Act or other public announcement shall be required or made voluntarily in connection with such trading plan.

provided, that in the case of any transfer pursuant to the first through seventh bullets above, such transfer shall not involve a disposition for value and each donee, devisee, transferee or distributee shall execute and deliver a written agreement accepting the restrictions set forth in the preceding paragraph; provided further that in the case of any transfer pursuant to the first, and third through eleventh bullets above, it shall be a condition to such transfer that no public filing, report or announcement shall be voluntarily made and if any filing under Section 16(a) of the Exchange Act or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of Class A common stock or Related Securities in connection with such transfer or distribution shall be legally required during the lock-up period, such filing, report or announcement shall clearly indicate in the footnotes thereto the nature and conditions of such transfer.

Jefferies LLC and Morgan Stanley & Co. LLC may, in their sole discretion and at any time or from time to time before the termination of the lock-up period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

In connection with this offering and the “synthetic secondary,” Jefferies LLC and Morgan Stanley & Co. LLC intend to waive, with respect to the LLC Units and the shares of Class A common stock, as the case may be, in the “synthetic secondary,” the restrictions under the lock-up agreements applicable to the participants in the “synthetic secondary”. This waiver relates only to the sale of securities in the “synthetic secondary” and becomes effective at the time of pricing of this offering. The remaining securities held by such participants and not sold in the “synthetic secondary” will be locked up under the lock-up agreements entered into in connection with this offering.

Stabilization

The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses, including acting as underwriters for our IPO.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. In addition, certain of the underwriters and/or their affiliates are lenders under our First Lien Credit Facilities.

Selling Restrictions

Canada

Resale Restrictions

The distribution of the shares in Canada is being made only in the provinces of Ontario, Quebec, Alberta, British Columbia, Manitoba, New Brunswick and Nova Scotia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these shares are made. Any resale of the shares in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the shares.

Representations of Canadian Purchasers

By purchasing shares in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

(a)

the purchaser is entitled under applicable provincial securities laws to purchase the shares without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 – Prospectus Exemptions or Section 73.3(1) of the Securities Act (Ontario), as applicable,

(b)	the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations,

(c)	where required by law, the purchaser is purchasing as principal and not as agent, and

(d)	the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest

Canadian purchasers are hereby notified that certain of the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105 – Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the prospectus (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these shares in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the share in their particular circumstances and about the eligibility of the shares for investment by the purchaser under relevant Canadian legislation.

Australia

This prospectus is not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus in Australia:

You confirm and warrant that you are either:

(a)	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(b)

a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the Company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(c)	a person associated with the Company under Section 708(12) of the Corporations Act; or

(d)	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance.

You warrant and agree that you will not offer any of the shares issued to you pursuant to this prospectus for resale in Australia within 12 months of those shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which have been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the shares may be offered to the public in that Relevant State at any time:

(a)	to any legal entity which is a “qualified investor” as defined under Article 2 of the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of representatives for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the shares shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression “offer to the public” in relation to the shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Hong Kong

No shares have been offered or sold, and no shares may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (“CO”) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO. No document, invitation or advertisement relating to the shares has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the shares may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the shares will be required, and is deemed by the acquisition of the shares, to confirm that he is aware of the restriction on offers of the shares described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any shares in circumstances that contravene any such restrictions.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the shares is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the underwriters will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

i.	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

ii.	where no consideration is or will be given for the transfer;

iii.	where the transfer is by operation of law;

iv.	as specified in Section 276(7) of the SFA; or

v.	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

United Kingdom

No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of the shares shall require the Company or any Manager to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, New York, New York, has passed upon the validity of the Class A common stock offered hereby on behalf of us. Certain legal matters will be passed upon on behalf of the underwriters by Latham  & Watkins LLP.

EXPERTS

The financial statements of Portillo’s Inc. as of December 26, 2021 and December 27, 2020 and for each of the three years in the period ended December 26, 2021, incorporated by reference in this Prospectus by reference to Portillo’s Inc.’s annual report on Form 10-K for the fiscal year ended December 26, 2021 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our Class A common stock offered by this prospectus. For purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information about us and our Class A common stock, you should refer to the registration statement, including the exhibits. This prospectus summarizes provisions that we consider material of certain contracts and other documents to which we refer you. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents.

This registration statement, including its exhibits and schedules, will be filed with the SEC. The SEC maintains a website at http://www.sec.gov from which interested persons can electronically access the registration statement, including the exhibits and schedules to the registration statement. We intend to furnish our stockholders with annual reports containing financial statements audited by our independent auditors.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” into this prospectus certain information that we have filed with the SEC, which means that we are disclosing important information to you by referring you to that document we have filed separately with the SEC. The documents that have been incorporated by reference are an important part of the prospectus, and you should review that information in order to understand the nature of any investment by you in the Class A common stock. Any statement contained in a document or report incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We are incorporating by reference the documents listed below:

This prospectus incorporates by reference the following (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act, unless otherwise expressly identified in such filings as being incorporated by reference into this prospectus):

•	our Annual Report on Form 10-K for the fiscal year ended December 26, 2021, filed with the SEC on March 10, 2022;

•	our Definitive Proxy Statement filed with the SEC on May 9, 2022;

•

our Quarterly Report on Form 10-Q for the quarter ended March 27, 2022 filed with the SEC on May 5, 2022 and our Quarterly Report on Form 10-Q for the quarter ended June 26, 2022 filed with the SEC on August 4, 2022 ; and

•	our Current Reports on Form 8-K filed with the SEC on April 20, 2022 and June 27, 2022;

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus through the completion of the offering. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete, and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.

You may obtain copies of these documents free of charge on our website, https://investors.portillos.com/financial-information/annual-reports, as soon as reasonably practicable after they have been filed with the SEC and through the SEC’s website, http://www.sec.gov. You may also obtain such documents by submitting a written request either to the General Counsel and Secretary, Portillo’s, Inc., 2001 Spring Road, Suite 400, Oak Brook, IL 60523, or to Investors@portillos.com, or an oral request by calling the Company’s General Counsel and Secretary at (877) 596-1991 The Company will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus upon oral or written request, at no cost to the requester, by contacting the Company as noted above.

8,000,000 Shares

Class A Common Stock

PROSPECTUS

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August 11, 2022